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Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and between

PACWEST BANCORP

and

FIRST CALIFORNIA FINANCIAL GROUP, INC.

Dated as of November 6, 2012

i

INDEX OF DEFINED TERMS

Section
Acquisition Proposal	6.7(f)
Agreement	Preamble
ALL	3.23
Alternative Transaction	6.7(f)
Average Parent Common Stock Price	9.12(a)
Bank Merger	6.9
Bank Subsidiary	Recitals
Bankruptcy and Equity Exception	3.4(a)
BHC Act	3.2(b)
Book-Entry Shares	1.4(a)(ii)
Capital Action	9.12(b)
CDFI	3.5
Certificate	1.4(a)(ii)
Certificate of Merger	1.2
Change in Control	6.4(f)
Change of Recommendation	6.7(c)
Closing	9.1
Closing Date	9.1
Code	Recitals
Company	Preamble
Company Benefit Plans	3.12(a)
Company Board	Recitals
Company Board Recommendation	6.1(c)
Company By-Laws	3.2(c)
Company Capitalization Date	3.3(a)
Company Certificate	3.2(c)
Company Common Stock	1.4(a)(i)
Company Contract	3.14(b)
Company Derivative Transactions	3.22
Company Disclosure Letter	9.11
Company Financial Statements	3.7(a)
Company Intellectual Property	9.12(c)
Company Leased Premises	3.25(a)
Company Loan	3.21(a)
Company Owned Real Property	3.25(a)
Company Policies	3.16
Company Preferred Stock	1.4(d)
Company Real Property Leases	3.25(a)
Company Report	3.6(a)
Company Restricted Share	1.5(b)
Company SEC Reports	3.6(b)
Company Stock Option	1.5(a)
Company Stockholder Approval	6.1(c)
Company Stockholder Meeting	9.12(d)
Company Voting Debt	3.3(a)
Confidentiality Agreement	6.3(b)
Covered Employee	6.4(a)
CRA	3.9(c)
DGCL	Recitals
DIF	3.2(b)
DPC Common Shares	1.4(b)
Effective Time	1.2
Environmental Laws	3.26(a)
ERISA	3.12(a)
ERISA Affiliate	3.12(a)
Exchange Act	3.6(b)
Exchange Agent	2.1
Exchange Agent Agreement	2.1
Exchange Fund	2.1
Exchange Ratio	9.12(e)
FDIC	3.2(b)
Federal Reserve	3.5
Form S-4	3.5
GAAP	9.12(g)
Governmental Entity	3.5
Indemnified Parties	6.5(a)
Insurance Amount	6.5(c)
Intellectual Property	9.12(g)
Joint Proxy Statement	3.5
Knowledge	9.12(h)
Law	3.9(a)
Letter of Transmittal	2.2(a)
Liens	3.3(c)
Loss Share Agreement	3.14(a)(viii)
Loss Share Agreement Condition	7.1(c)
Material Adverse Effect	3.8(a)
Materially Burdensome Regulatory Condition	9.12(i)
Merger	Recitals
Merger Consideration	1.4(a)(i)
NASDAQ	4.5
Notice of Superior Proposal	6.7(d)(ii)(1)
OREO	3.25(a)
Outside Date	8.1(c)(i)
Parent	Preamble
Parent Bank	Recitals
Parent Benefit Plans	4.12(a)
Parent Board	Recitals
Parent By-Laws	4.2(c)
Parent Capitalization Date	4.3(a)
Parent Certificate	4.2(c)
Parent Common Stock	1.4(a)(i)
Parent Derivative Transactions	4.21
Parent Disclosure Letter	9.11
Parent Financial Statements	4.7(a)
Parent Intellectual Property	9.12(j), 9.12(j)
Parent Leased Premises	4.24(a)
Parent Loan	4.20(a)
Parent Owned Real Property	4.24(a)
Parent Policies	4.16
Parent Preferred Stock	4.3(a)
Parent Real Property Leases	4.24(a)
Parent Report	4.6(a)
Parent Restricted Share	4.3(a)
Parent SEC Reports	4.6(b)
Parent Stock Option	4.3(a)

Section
Parent Stockholder Approval	6.1(d)
Parent Stockholder Meeting	9.12(k), 9.12(k)
Parent Termination Fee	8.3(c)(ii)
Parent Voting Debt	4.3(a)
Permitted Encumbrances	3.25(a)
Preferred Stock Merger Consideration	1.4(d)
Previously Disclosed	9.12(l)
PSBK Merger Agreement	3.3(a)
Regulatory Agencies	3.6(a)
Regulatory Approvals	3.5
Remedial Action	9.12(m)
Representatives	6.7(a)
Requisite Regulatory Approvals	7.1(c)
Rights	3.3(a)
Sarbanes-Oxley Act	3.6(b)
SEC	3.5
Securities Act	3.3(a)
Series A Merger Consideration	1.4(c)
Series A Preferred Stock	1.4(c)
Series C Merger Consideration	1.4(d)
Series C Preferred Stock	1.4(d)
Software	9.12(n)
SRO	3.5
Subsidiary	9.12(o)
Superior Proposal	6.7(g)
Surviving Corporation	Recitals
Tax	9.12(p)
Tax Return	9.12(q)
Taxes	9.12(p)
Termination Fee	8.3(b)(iii)
Trust Account Common Shares	1.4(b)
Voting and Support Agreement	Recitals

v

        AGREEMENT AND PLAN OF MERGER, dated as of November 6, 2012 (this "Agreement"), by and between PacWest Bancorp, a Delaware corporation ("Parent") and First California Financial Group, Inc., a Delaware corporation (the "Company").

RECITALS

        WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), the Company will merge with and into Parent (the "Merger"), with Parent as the surviving corporation in the Merger (sometimes referred to in such capacity as the "Surviving Corporation"); and

        WHEREAS, the Board of Directors of the Company (the "Company Board") has determined that this Agreement and the transactions contemplated hereby are advisable and in the best interest of the Company and the Company's stockholders, and has approved this Agreement and the transactions contemplated hereby, including the Merger, all upon the terms and subject to the conditions set forth herein; and

        WHEREAS, simultaneously with the Merger, First California Bank, a California state-chartered bank and a wholly owned subsidiary of the Company ("Bank Subsidiary"), will merge with and into Pacific Western Bank, a California state-chartered bank and wholly owned subsidiary of Parent ("Parent Bank"), with Parent Bank as the surviving corporation; and

        WHEREAS, the Board of Directors of Parent (the "Parent Board") has determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of Parent and Parent's stockholders, and has approved this Agreement and the transactions contemplated hereby, including the Merger and the issuance of Parent Common Stock in connection with the Merger, all upon the terms and subject to the conditions set forth herein; and

        WHEREAS, for United States federal income tax purposes (and, where applicable, state and local income tax purposes), the parties intend that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that this Agreement be, and is hereby adopted as, a plan of reorganization for purposes of Sections 354 and 361 of the Code; and

        WHEREAS, as an inducement for each party to enter into this Agreement, certain stockholders of each of the Company and Parent have simultaneously herewith entered into a Voting and Support Agreement substantially in the form attached hereto as Exhibit A (each a "Voting and Support Agreement" and collectively, the "Voting and Support Agreements") in connection with the Merger; and

        WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

        NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

THE MERGER

        1.1    The Merger.     Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, the Company shall merge with and into Parent. As a result of the Merger, the separate corporate existence of the Company shall cease and Parent shall continue as the Surviving Corporation in the Merger.

        1.2    Effective Time.     Immediately following the Closing on the Closing Date, the parties shall cause the Merger to be consummated by filing a certificate of merger with respect to the Merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware in such form as required by, and executed and acknowledged in accordance with, the applicable provisions of the DGCL. The term "Effective Time" shall be the date and time when the filing of the Certificate of Merger becomes effective or at such other date and time as may be set forth in the Certificate of Merger.

        1.3    Effects of the Merger.     At and after the Effective Time, the Merger shall have the effects set forth in the DGCL. Without limiting the generality of the foregoing, at the Effective Time, all the property, rights, privileges and powers of Parent and the Company shall vest in the Surviving Corporation, and all claims, obligations, liabilities, debts and duties of Parent and the Company shall become the claims, obligations, liabilities, debts and duties of the Surviving Corporation.

        1.4    Conversion of Company Securities.     At the Effective Time, by virtue of the Merger and without any action on the part of Parent, the Company or the holder of any of the following securities:

          (a)    Conversion Generally.

              (i)  Each share of common stock, par value $0.01 per share, of the Company ("Company Common Stock") issued and outstanding immediately prior to the Effective Time (excluding any shares of Company Common Stock to be cancelled pursuant to Section 1.4(b)) shall be converted into the right to receive a fraction of a validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of Parent ("Parent Common Stock") equal to the Exchange Ratio (rounded to the nearest ten-thousandth of a share of Parent Common Stock), subject to the payment of cash in lieu of fractional shares pursuant to Section 2.3 and any adjustment as provided in Section 1.6 (the "Merger Consideration").

             (ii)  As of the Effective Time, all such shares of Company Common Stock shall cease to be outstanding, shall automatically be cancelled and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock (each, a "Certificate") or shares of Company Common Stock held in book-entry form ("Book-Entry Shares") shall cease to have any rights with respect thereto, except the right to receive, in accordance with this Section 1.4(a), the Merger Consideration upon surrender of such Certificate or Book-Entry Shares, without interest as well as any dividends to which holders of Company Common Stock become entitled in accordance with Section 2.2(d).

          (b)    Cancellation of Treasury Shares and Shares Held by Parent.     Each share of Company Common Stock held by the Company as treasury stock and each share of Company Common Stock, if any, owned by Parent (other than (i) shares of Company Common Stock held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties not affiliated with Parent (any such shares, "Trust Account Common Shares") and (ii) shares of Company Common Stock held, directly or indirectly, by Parent or its affiliates and acquired upon exercise of rights in respect of debt arrangements in effect prior to the date hereof (any such shares, "DPC Common Shares")) immediately prior to the Effective Time shall be cancelled and retired and shall cease to exist, and no stock of Parent or other consideration shall be delivered in exchange therefor.

          (c)    Series A Preferred Stock.     In the event that each issued and outstanding share of Series A Convertible Perpetual Preferred Stock, par value $.01 per share ("Series A Preferred Stock"), with a liquidation preference of $1,000 per share, is not converted prior to, or redeemed prior to or contemporaneously with, the transactions contemplated by this Agreement, each share of Series A Preferred Stock issued and outstanding immediately prior to the Effective Time shall be automatically converted into and shall thereafter represent the right to receive one share of preferred stock of the Surviving Corporation which shall be designated as Series A Convertible Perpetual Preferred Stock, par value $.01 per share, with a liquidation preference of $1,000 per share, of the Surviving Corporation, and otherwise having such other rights, preferences, privileges, and voting powers, and limitations and restrictions thereof, that are the same as the rights, privileges and voting powers, and limitations and restrictions thereof, of the Series A Preferred Stock immediately prior to the Effective Time, taken as a whole ("Series A Merger Consideration").

          (d)    Series C Preferred Stock.     In the event that each issued and outstanding share of Non-Cumulative Perpetual Preferred Stock, Series C, par value $.01 per share ("Series C Preferred Stock" and, together with the Series A Preferred Stock, "Company Preferred Stock"), with a liquidation preference of $1,000 per share, is not redeemed prior to or contemporaneously with the transactions contemplated by this Agreement, each share of Series C Preferred Stock issued and outstanding immediately prior to the Effective Time shall be automatically converted into and shall thereafter represent the right to receive one share of preferred stock of the Surviving Corporation which shall be designated as Series B Non-Cumulative Perpetual Preferred Stock, par value $.01 per share, with a liquidation preference of $1,000 per share, of the Surviving Corporation, and otherwise having such other rights, preferences, privileges, and voting powers, and limitations and restrictions thereof, that are the same as the rights, privileges and voting powers, and limitations and restrictions thereof, of the Series C Preferred Stock immediately prior to the Effective Time, taken as a whole ("Series C Merger Consideration" and, together with Series A Merger Consideration, "Preferred Stock Merger Consideration").

        1.5    Equity Awards.

          (a)   At the Effective Time, each then outstanding option to purchase shares of Company Common Stock under the equity incentive plans of the Company (each, a "Company Stock Option"), whether or not exercisable, shall, by virtue of the transactions contemplated by this Agreement and without any action on the part of the holder thereof, become fully vested and, immediately after the Effective Time, be cancelled and shall only entitle the holder thereof to receive, as soon as reasonably practicable following the Effective Time, an amount in cash, without interest and subject to any required Tax withholding, equal to (i) the excess, if any, of (A) the product of (1) the Exchange Ratio multiplied by (2) the Average Parent Common Stock Price over (B) the exercise price per share of Company Common Stock subject to such Company Stock Option multiplied by (ii) the number of shares of Company Common Stock subject to such Company Stock Option; provided, that solely for purposes of clause (i)(A)(2) of this Section 1.5(a), (x) if the Average Parent Common Stock Price shall be equal to or less than $20.00, then "Average Parent Common Stock Price" shall mean $20.00, and (y) if the Average Parent Common Stock Price shall be equal to or greater than $27.00, then "Average Parent Common Stock Price" shall mean $27.00.

          (b)   At the Effective Time, each share of Company Common Stock subject to vesting, repurchase or other lapse restrictions pursuant to any of the equity incentive plans of the Company that is outstanding immediately prior to the Effective Time (each, a "Company Restricted Share") shall, by virtue of the Merger and without any action on the part of the holder thereof, become fully vested and, at the Effective Time, be converted into the right to receive the Merger Consideration as provided in Section 1.4(a), subject to any required Tax withholding.

          (c)   Prior to the Effective Time, the Company shall take all necessary or appropriate action to effectuate the provisions of this Section 1.5.

        1.6    Changes in Company Common Stock or Parent Common Stock.     Notwithstanding anything in this Agreement to the contrary, if, between the date of this Agreement and the Effective Time, the number of outstanding shares of Company Common Stock or Parent Common Stock shall have been changed into, or exchanged for, a different number of shares or a different class of shares, by reason of any stock dividend, subdivision, reclassification, recapitalization, stock split (including a reverse stock split), combination or exchange of shares, the Merger Consideration and any similarly dependent items, such as the Exchange Ratio, shall be correspondingly adjusted to provide the holders of Company

Common Stock and other securities the same economic effect as contemplated by this Agreement prior to such event.

        1.7    Certificate of Incorporation and By-Laws of the Surviving Corporation.     The certificate of incorporation and by-laws of Parent as in effect immediately prior to the Merger shall be the certificate of incorporation and by-laws of the Surviving Corporation following the Merger.

        1.8    Directors and Officers.     Subject to applicable Law and except as set forth in Section 1.9, at and immediately after the Effective Time, the directors of the Surviving Corporation shall consist of the directors of Parent in office immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal. The officers of Parent immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

        1.9    Directors of Parent.     Parent and the Parent Board shall take all actions necessary, including adjusting the size of the Parent Board, if necessary, so that, as of the Effective Time the members of the Parent Board shall consist of (i) the directors of Parent in office immediately prior to the Effective Time and (ii) two individuals designated by the Company Board, each of whom shall be approved by the Compensation, Nominating and Governance Committee of the Parent Board and shall meet the independence requirements under the NASDAQ listing rules. Such Company director designees shall be entitled to compensation, indemnification and expense reimbursement in connection with his or her role as a director to the same extent as other directors on the Board of Directors of the Surviving Corporation.

        1.10    Tax Consequences.     It is intended that, for U.S. federal income tax purposes, the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement be, and is hereby adopted as, a plan of reorganization for purposes of Sections 354 and 361 of the Code.

ARTICLE II

DELIVERY OF MERGER CONSIDERATION

        2.1    Exchange Agent.     Prior to the Effective Time, Parent shall, at its own cost and expense, appoint a bank or trust company reasonably acceptable to the Company, pursuant to an agreement (the "Exchange Agent Agreement") to act as exchange agent (the "Exchange Agent") hereunder. At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited with the Exchange Agent, for the benefit of the holders of shares of Company Common Stock, Company Preferred Stock and Company Stock Options, as applicable, (i) an aggregate number of shares of Parent Common Stock and an aggregate number of shares of Parent Preferred Stock (as applicable) equal to the aggregate Merger Consideration and Preferred Stock Merger Consideration (as applicable), (ii) immediately available funds, as required to make payments to holders of Company Stock Options pursuant to Section 1.5(a), (iii) immediately available funds, as required to make payments in lieu of any fractional shares pursuant to Section 2.3, and (iv) any cash or other consideration as required for any dividends or other distributions pursuant to Section 2.2(d) (such cash, Parent Common Stock and Parent Preferred Stock, together with any dividends or distributions with respect thereto, as contemplated pursuant to clauses (i) through (iv) of this Section 2.1 being hereinafter referred to as the "Exchange Fund"). The Exchange Agent shall, pursuant to irrevocable instructions, deliver out of the Exchange Fund the Parent Common Stock or Parent Preferred Stock (as applicable) contemplated to be issued pursuant to Section 1.4, the dividends or other distributions contemplated to be delivered pursuant to Section 2.2(d), the cash in lieu of fractional shares contemplated to be paid pursuant to Section 2.3, and the cash contemplated to be paid pursuant to Section 1.5(a). The Exchange Fund shall not be used for any purpose other than as contemplated by this Section 2.1 and by Section 2.4.

        2.2    Exchange Procedures.

          (a)   Promptly after the Effective Time (but in no event later than two business days following the Effective Time), Parent shall cause the Exchange Agent to mail (or in the case of the Depository Trust Company on behalf of "street" holders, to deliver) (A) to each holder of record of Certificate(s) or Book-Entry Shares which immediately prior to the Effective Time represented outstanding shares of Company Common Stock whose shares were converted into the right to receive the Merger Consideration pursuant to Section 1.4(a), (i) a letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to Certificate(s) or Book-Entry Shares shall pass, only upon delivery of Certificate(s) (or affidavits of loss in lieu of such Certificates) or Book-Entry Shares to the Exchange Agent) (a "Letter of Transmittal") and (ii) instructions for use in surrendering Certificate(s) or Book-Entry Shares in exchange for the Merger Consideration and any dividends or distributions to which such holder is entitled pursuant to Section 2.2(d), (B) to each holder of a Company Stock Option, a check or direct deposit, in each case in an amount due and payable to such holder pursuant to Section 1.5(a) in respect of such Company Stock Option, (C) to each holder of a Company Restricted Share, a Letter of Transmittal and instructions for use in surrendering such holder's Company Restricted Shares in exchange for shares of Parent Common Stock and any dividends or distributions to which such holder is entitled pursuant to Section 2.2(d), and (D) to each holder of a share of Company Preferred Stock, a Letter of Transmittal and instructions for use in surrendering such holder's shares of Company Preferred Stock in exchange for Preferred Stock Merger Consideration and any dividends or distributions to which such holder is entitled pursuant to Section 2.2(d). Subject to the terms of the Exchange Agent Agreement, Parent, in the exercise of its reasonable discretion and in consultation with the Company reasonably in advance of making any determinations, shall have the right to make all determinations, not inconsistent with the terms of this Agreement, governing the validity of any Letter of Transmittal and the compliance by any holder of Company Common Stock or Company Preferred Stock (as applicable) with the procedures and instructions set forth herein and therein.

          (b)   Upon surrender to the Exchange Agent of its Certificate or Certificates or Book-Entry Shares, accompanied by a properly completed Letter of Transmittal, a holder of Company Common Stock will be entitled to receive promptly after the Effective Time the Merger Consideration in respect of the shares of Company Common Stock represented by its Certificate or Certificates or Book-Entry Shares, cash in lieu of any fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.3 and any dividends or other distributions to which such holder is entitled pursuant to Section 2.2(d). Until so surrendered, each such Certificate or Book-Entry Shares shall represent after the Effective Time, for all purposes, only the right to receive, without interest, the Merger Consideration, cash in lieu of any fractional shares of Parent Common Stock to which the holder of such Certificate or Book-Entry Shares is entitled pursuant to Section 2.3 and any dividends or other distributions to which such holder is entitled pursuant to Section 2.2(d).

          (c)   Upon surrender to the Exchange Agent of its shares of Company Preferred Stock, accompanied by a properly completed Letter of Transmittal, a holder of Company Preferred Stock will be entitled to receive promptly after the Effective Time the Preferred Stock Merger Consideration in respect of the shares of Company Preferred Stock so surrendered. Until so surrendered, each share of Company Preferred Stock shall represent after the Effective Time, for all purposes, only the right to receive, without interest, the Preferred Stock Merger Consideration and any dividends or other distributions to which the holder of each such share of Company Preferred Stock is entitled pursuant to Section 2.2(d).

          (d)   No dividends or other distributions with respect to Parent Common Stock or Parent Preferred Stock (as applicable) shall be paid to the holder of any unsurrendered Certificate or

  Book-Entry Shares or shares of Company Preferred Stock with respect to the shares of Parent Common Stock or Parent Preferred Stock represented thereby, in each case unless and until the surrender of such Certificate or Book-Entry Shares or shares of Company Preferred Stock in accordance with this Article II. Subject to the effect of applicable abandoned property, escheat or similar Laws, following surrender of any such Certificate or Book-Entry Shares or shares of Company Preferred Stock (as applicable) in accordance with this Article II, the record holder thereof shall be entitled to receive, without interest, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to the whole shares of Parent Common Stock or Parent Preferred Stock represented by such Certificate or Book-Entry Shares or shares of Company Preferred Stock and not paid.

        2.3    Fractional Interests.     No certificate or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates or with respect to Book-Entry Shares, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock shall receive, in lieu thereof, an amount in cash (without interest, rounded to the nearest whole cent and subject to the amount of any withholding Taxes as contemplated in Section 2.5) equal to the product obtained by multiplying (i) such fractional share interest to which such holder (after taking into account all fractional share interests then held by such holder) would otherwise be entitled by (ii) the Average Parent Common Stock Price. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional share interests, the Exchange Agent shall so notify Parent, and Parent shall deposit such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holders of fractional share interests subject to and in accordance with the terms of this Article II.

        2.4    Termination of Exchange Fund.     Any portion of the Exchange Fund that remains unclaimed by the stockholders of the Company as of the first anniversary of the Effective Time shall be delivered to Parent; provided that to the extent at any time prior to such date that is one year after the Effective Time, any portion of the Exchange Fund that remains unclaimed would have to be delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws, the Exchange Agent shall first notify Parent and, at Parent's option, such portion shall instead be paid to Parent. In such event, any former stockholders of the Company who have not theretofore complied with this Article II shall thereafter look only to Parent with respect to the Merger Consideration and Preferred Stock Merger Consideration (as applicable) and any unpaid dividends and distributions on the Parent Common Stock or Parent Preferred Stock deliverable in respect of each share of Company Common Stock or Company Preferred Stock without any interest thereon. Notwithstanding the foregoing, none of Parent, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Common Stock or Company Preferred Stock (as applicable) for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar Laws.

        2.5    Withholding Rights.     Each of Parent and the Exchange Agent shall be entitled to deduct and withhold from any consideration payable pursuant to this Agreement to any holder of Company Common Stock, and from any cash payments made to holders of Company Stock Options and any other cash payments made pursuant to the terms of this Agreement, such amounts as the Exchange Agent or Parent, as the case may be, is required to deduct and withhold under the Code, or any provision of state, local or foreign tax Law, with respect to the making of such payment. To the extent the amounts are so withheld by Parent or the Exchange Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Company Common Stock or to the holder of Company Stock Options, as applicable, in respect of whom such deduction and withholding was made by Parent or the Exchange Agent, as the case may be.

        2.6    Payment to Other Persons.     In the event of a transfer of ownership of a Certificate or Book-Entry Shares representing Company Common Stock or shares of Company Preferred Stock (as applicable) that is not registered in the stock transfer records of the Company, the shares of Parent Common Stock or Parent Preferred Stock, as applicable, comprising the Merger Consideration or Preferred Stock Merger Consideration shall be issued in exchange therefor to a person other than the person in whose name the Certificate or Book-Entry Shares or shares of Company Preferred Stock so surrendered is registered if the Certificate or Book-Entry Shares or Company Preferred Stock certificate formerly representing such Company Common Stock or Company Preferred Stock shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such issuance shall pay any transfer or other similar Taxes required by reason of the issuance to a person other than the registered holder of the Certificate or Book-Entry Shares or shares of Company Preferred Stock or establish to the reasonable satisfaction of Parent that the Tax has been paid or is not applicable.

        2.7    Lost Certificates.     If any Certificate or Company Preferred Stock certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate or Company Preferred Stock certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond, in such reasonable amount as Parent or the Exchange Agent may direct, as indemnity against any claim that may be made against it with respect to such Certificate or Company Preferred Stock certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate or Company Preferred Stock certificate the Merger Consideration or Preferred Stock Merger Consideration, as applicable, deliverable in respect thereof pursuant to this Agreement.

        2.8    Transfer Books.     At the Effective Time, the stock transfer books of the Company shall be closed, and thereafter there shall be no further registration of transfers of shares of Company Common Stock or Company Preferred Stock theretofore outstanding on the records of the Company. If any Certificates or Book-Entry Shares or Company Preferred Stock certificates are presented to the Surviving Corporation for transfer following the Effective Time, they shall be cancelled against delivery of the Merger Consideration or Preferred Stock Merger Consideration, as applicable, as provided in Section 1.4, for each share of Company Common Stock or Company Preferred Stock formerly represented by such Certificates or Book-Entry Shares or Company Preferred Stock certificates.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF COMPANY

        Except as (i) Previously Disclosed by the Company or (ii) disclosed in any report, schedule, form or other document filed with, or furnished to, the SEC by the Company since January 1, 2011 but prior to the date hereof (excluding any disclosures set forth under the heading "Risk Factors" and in any section relating to forward-looking, safe harbor or similar statements or to any other disclosures in such reports to the extent they are cautionary, predictive or forward-looking in nature), the Company hereby represents and warrants to Parent as follows:

        3.1    Standard.     No representation or warranty of the Company contained in this Article III (other than (x) the representations and warranties in Sections 3.2(a), 3.2(b), 3.4(a), 3.4(b)(i) and 3.19, which shall be true and correct in all material respects, (y) the representation and warranty in Section 3.3(a) and Section 3.3(b) which shall be true in correct except to a de minimis extent and (z) Section 3.8(a) which shall be true and correct in all respects) shall be deemed untrue or incorrect, and the Company shall not be deemed to have breached a representation or warranty, or failed to satisfy a related condition, as a consequence of the existence or absence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any representation or warranty contained in this Article III, has had or is reasonably likely to have a Material Adverse Effect on the Company (disregarding any materiality or Material Adverse Effect qualification contained in any such representations or warranties).

        3.2    Corporate Organization.

          (a)   The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. The Company has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary.

          (b)   The Company is duly registered with the Board of Governors of the Federal Reserve System as a bank holding company under the Holding Company Act of 1956, as amended (the "BHC Act"). The Bank Subsidiary is a bank chartered under the Laws of the State of California. The deposit accounts of the Bank Subsidiary are insured by the Federal Deposit Insurance Corporation (the "FDIC") through the FDIC's Deposit Insurance Fund (the "DIF") to the fullest extent permitted by applicable Law, and all premiums and assessments required to be paid in connection therewith have been paid when due.

          (c)   True, complete and correct copies of the Amended and Restated Certificate of Incorporation of the Company (as amended, the "Company Certificate"), and the Amended and Restated By-Laws of the Company (as amended, the "Company By-Laws"), as in effect as of the date of this Agreement, have previously been publicly filed by the Company and are available to Parent.

          (d)   Section 3.2(d) of the Company Disclosure Letter sets forth a true, complete and correct list of all Subsidiaries of the Company. Each Subsidiary of the Company (i) is duly incorporated or duly formed, as applicable, and validly existing and in good standing under the Laws of its jurisdiction of organization, (ii) has the requisite corporate (or similar) power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and (iii) is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary. Except for its interests in the Subsidiaries of the Company, the Company does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person.

        3.3    Capitalization.

          (a)   The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock of which, as of October 31, 2012 (the "Company Capitalization Date"), 29,220,271 shares (including 765,468 unvested Company Restricted Shares) were issued and outstanding, and 2,500,000 shares of preferred stock of which, as of the Company Capitalization Date, 1,000 shares of Series A Preferred Stock and 25,000 shares of Series C Preferred Stock were issued and outstanding. All previously issued and outstanding shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series B of the Company have been redeemed and are no longer outstanding. No other shares of Company Common Stock or Company Preferred Stock were issued and outstanding as of the Company Capitalization Date. As of the Company Capitalization Date, there were no more than 1,471,649 shares of Company Common Stock issuable under the Company's stock compensation plans, 342,164 shares of Company Common Stock issuable upon conversion of its Series A Preferred Stock, and 293,626 shares of Company Common Stock reserved for issuance in connection with the transactions contemplated by the Merger Agreement, dated as of February 27, 2012, by and between the Company and Premier Service Bank, as amended on July 9, 2012 and in the form provided to Parent prior to the date hereof (the "PSBK Merger Agreement") and otherwise no other shares of Company Common Stock were reserved for issuance. Section 3.3(a) of the Company Disclosure Letter sets forth a true, correct and complete list as of the Company Capitalization Date of the holder, exercise price and fully vested date (assuming, solely for purposes of such list and for no other purpose, that the provisions of Section 1.5 do not apply), as applicable, for each Company Restricted Share and each Company Stock Option. All of the issued and outstanding shares of Company Common Stock and Company Preferred Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders of the Company may vote ("Company Voting Debt") are issued or outstanding. Except for the Company Stock Options, the Series A Preferred Stock, the Company Restricted Shares, and the PSBK Merger Agreement, the Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character ("Rights") calling for the purchase or issuance of, or the payment of any amount based on, any shares of Company Common Stock, Company Preferred Stock, Company Voting Debt or any other equity securities of the Company or any securities representing the right to purchase or otherwise receive any shares of Company Common Stock, Company Preferred Stock, Company Voting Debt or other equity securities of the Company. Other than the PSBK Merger Agreement, there are no contractual obligations of the Company or any of its Subsidiaries (x) to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any equity security of the Company or its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of the Company or its Subsidiaries or (y) pursuant to which the Company or any of its Subsidiaries is or could be required to register shares of the Company's capital stock or other securities under the Securities Act of 1933, as amended (the "Securities Act"). Except for the Voting and Support Agreements, there are no voting trusts, shareholder agreements, proxies or other agreements in effect with respect to the voting or transfer of Company Common Stock, Company Preferred Stock or other equity interests of the Company.

          (b)   Other than 531,157 Company Stock Options and 765,468 unvested Company Restricted Shares that were outstanding as of the Company Capitalization Date, no other equity-based awards were outstanding as of the Company Capitalization Date. Since the Company Capitalization Date through the date hereof, the Company has not issued or awarded any options, stock appreciation rights, restricted shares, restricted stock units, deferred equity units, awards based on the value of the Company's capital stock or any other equity-based awards.

          (c)   All of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of the Company are owned by the Company, directly or indirectly, free and clear of any liens, pledges, charges, claims and security interests and similar encumbrances ("Liens"), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. No Subsidiary of the Company has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

        3.4    Authority; No Violation.

          (a)   The Company has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly, validly and unanimously authorized by the Company Board. The Company Board has determined that this Agreement is advisable and in the best interests of the Company and the Company's stockholders and has directed that this Agreement be submitted to the Company's stockholders for approval and adoption at a duly held meeting of such stockholders and has adopted a resolution to the foregoing effect. Except for approval and adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote at such meeting and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no other corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the Merger. This Agreement has been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by Parent) constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except as may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar Laws of general applicability relating to or affecting the rights of creditors generally and subject to general principles of equity (the "Bankruptcy and Equity Exception")).

          (b)   Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby, nor compliance by the Company with any of the terms or provisions of this Agreement, will (i) violate any provision of the Company Certificate or Company By-Laws or (ii) assuming that the consents, approvals and filings referred to in Section 3.5 are duly obtained and/or made, (A) violate any Law, judgment, order, injunction or decree applicable to the Company, any of its Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or obligation which the Company or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound.

        3.5    Consents and Approvals.     Except for (i) the filing of any required applications, filings or notices with the Board of Governors of the Federal Reserve System (the "Federal Reserve"), the FDIC, the State of California Department of Financial Institutions (the "CDFI"), and approval of or non-objection to such applications, filings and notices (taken together with the items listed in clause (i), the "Regulatory Approvals"), (ii) the filing with the Securities and Exchange Commission (the "SEC") of a joint proxy statement in definitive form relating to the Company Stockholder Meeting and the Parent Stockholder Meeting (together with any supplements or amendments thereto, the "Joint Proxy Statement") and of a registration statement on Form S-4 with respect to issuance of the shares of Parent Common Stock in connection with the Merger (the "Form S-4") in which the Joint Proxy Statement will be included as a prospectus, and declaration of effectiveness of the Form S-4, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL and the filing of a certificate of merger with the CDFI to give effect to the Bank Merger and (iv) any notices to or filings with the U.S. Small Business Administration, no consents or approvals of or notices to or filings with any foreign, federal or state banking, other regulatory, self-regulatory or enforcement authorities or any courts, administrative agencies or commissions or other governmental authorities or instrumentalities (each, a "Governmental Entity") or the NASDAQ Global Market, state securities authorities, the Financial Industry Regulatory Authority, applicable securities, commodities and futures exchanges, and other industry self-regulatory organizations (each, an "SRO") are necessary in connection with the execution and delivery of this Agreement and the consummation by the Company of the Merger, the Bank Merger and the other transactions contemplated by this Agreement. As of the date hereof, the Company is not aware of any reason why the Requisite Regulatory Approvals (as defined below) would not be received on a timely basis. The only material third-party consents necessary in connection with (A) the execution and delivery by the Company of this Agreement and (B) the consummation of the transactions contemplated hereby not referenced above are set forth in Section 3.5 of the Company Disclosure Letter.

        3.6    Reports; Regulatory Matters.

          (a)   The Company and each of its Subsidiaries have timely filed (or furnished) all reports, registrations, statements and certifications, together with any amendments required to be made with respect thereto, that they were required to file (or furnish) since January 1, 2011 with the Federal Reserve, the FDIC, CDFI, the SEC, the NASDAQ Global Market, any state consumer finance or mortgage banking regulatory authority or other Agency, any foreign regulatory authority and any SRO (collectively, "Regulatory Agencies") and with each other applicable Governmental Entity, and all other reports and statements required to be filed (or furnished) by them since January 1, 2011, including any report or statement required to be filed pursuant to the Laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency or other Governmental Entity (each a "Company Report"), and have paid all fees and assessments due and payable in connection therewith.

          (b)   Except for the Joint Proxy Statement and the Form S-4 (which are covered exclusively by Section 3.20), no final registration statement, prospectus, report, schedule or definitive proxy statement filed with or furnished to the SEC by the Company or any of its Subsidiaries pursuant to the Securities Act or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since January 1, 2011 (the "Company SEC Reports") at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively) contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, except that information as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all Company SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of the Company has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act").

          (c)   Neither the Company nor any of its Subsidiaries is subject to, or has been advised that it is reasonably likely to become subject to, any cease-and-desist order, consent order, formal or informal agreement with, memorandum of understanding or a commitment letter or similar submission to, or extraordinary supervisory letter from, or adopted any extraordinary board resolutions at the request of, or any other formal or informal enforcement action by any Governmental Entity that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit or risk management policies, its dividend policy, its management, its business or its operations, other than those of general application that apply to banks or their holding companies or their Subsidiaries generally. Except for normal examinations conducted by a Governmental Entity in the normal course of business of the Company and its Subsidiaries, no Governmental Entity has initiated since January 1, 2011 or has pending any proceeding, enforcement action or to the Knowledge of the Company, investigation into the business, disclosures or operations of the Company or its Subsidiaries. There are no material unresolved violations, criticisms, comments or exceptions set forth in any report relating to any examinations or inspections by any Governmental Entities or to any Company SEC Report or other Company Report.

        3.7    Financial Statements.

          (a)   The financial statements of the Company and its Subsidiaries included (or incorporated by reference) in the Company SEC Reports filed with (but not furnished to) the SEC, including the related notes, where applicable (the "Company Financial Statements") (i) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders' equity and consolidated financial position of the Company and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject, in the case of unaudited statements, to year-end audit adjustments normal in nature and amount), (ii) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iii) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto.

          (b)   The Company and each of its Subsidiaries maintains a system of "disclosure controls and procedures" (as defined in Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) reasonably designed and maintained to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that such information is accumulated and communicated to the Company's management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of the Company required under the Exchange Act with respect to such reports.

          (c)   Except for (i) those liabilities that are fully reflected or reserved for in the consolidated financial statements of the Company included in its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2012, as filed with the SEC, (ii) this Agreement, (iii) the PSBK Merger Agreement or (iv) liabilities incurred since June 30, 2012 in the ordinary course of business consistent with past practice, neither the Company nor any of its Subsidiaries has incurred any material liability of any nature whatsoever (whether absolute, accrued or contingent or otherwise and whether due or to become due).

          (d)   Since January 1, 2011, (i) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries, has received or otherwise obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls relating to periods after January 1, 2011, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) to the Knowledge of the Company, no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation, relating to periods after January 1, 2011, by the Company or any of its officers, directors, employees or agents to the Company Board or any committee thereof or to any director or officer of the Company.

          (e)   Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement (including any contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any "off-balance sheet arrangement"), where the purpose or intended effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company's or such Subsidiary's financial statements.

          (f)    The books and records of the Company and any of its Subsidiaries are in all material respects complete and accurate and have been maintained in the ordinary course of business and in accordance with applicable Laws and accounting requirements. The records, systems, controls data and information of the Company and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photograph processes, whether computerized or not) that are under the exclusive ownership and direct control of the Company or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the Company's system of internal accounting controls described in the next sentence. The Company and its Subsidiaries maintain internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management's general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company has disclosed, based on its most recent evaluation prior to the date of this Agreement, to the Company's outside auditors and the audit committee of the Company Board (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that would be reasonably likely to adversely affect the Company's ability to accurately record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal controls over financial reporting.

        3.8    Absence of Certain Changes or Events.

          (a)   Since June 30, 2012, there has not been any Material Adverse Effect on the Company. As used in this Agreement, the term "Material Adverse Effect" means, with respect to any party, any fact, circumstance, event, change, effect, development or occurrence that, individually or in the aggregate with all other facts, circumstances, events, changes, effects, developments or occurrences, (i) has had or would reasonably be expected to result in a material adverse effect on the financial condition, results of operations or business of such party and its Subsidiaries taken as a whole (provided, however, that a "Material Adverse Effect" shall not be deemed to include facts, circumstances, events, changes, effects, developments and/or occurrences arising out of, relating to or resulting from (A) changes after the date hereof in GAAP or regulatory accounting requirements or published interpretations thereof, (B) changes after the date hereof in Laws, rules or regulations of general applicability to companies in the industries in which such party and its Subsidiaries operate or changes to published interpretations thereof by Governmental Entities, (C) changes after the date hereof in global, national or regional political conditions or general economic or market conditions (including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the United States or foreign securities markets) affecting other companies in the industries in which such party and its Subsidiaries operate, (D) changes after the date hereof in the credit markets, any downgrades in the credit markets, or adverse credit events resulting in deterioration in the credit markets generally, (E) failure, in and of itself, to meet earnings projections, but not including any underlying causes thereof except to the extent separately excluded hereunder, or changes in the trading price or trading volume of a party's common stock, in and of itself, but not including any underlying causes thereof except to the extent separately excluded hereunder, (F) the public disclosure of this Agreement or the transactions contemplated hereby, including the impact thereof on relationships with customers and employees, (G) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism, or (H) actions or omissions taken with the prior written consent of the other party hereto or expressly required by the terms of this Agreement; except, with respect to clauses (A), (B), (C), (D) and (G), to the extent that the effects of such change are disproportionately adverse to the financial condition, results of operations or business of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate) or (ii) prevents or materially impairs the ability of such party to timely consummate the transactions contemplated hereby.

          (b)   Since June 30, 2012, the Company and its Subsidiaries have carried on their respective businesses only in the ordinary and usual course of business consistent with their past practices.

        3.9    Compliance with Applicable Law.

          (a)   The Company and each of its Subsidiaries and, with respect to their duties on behalf of the Company and its Subsidiaries, each of their respective employees hold all material licenses, franchises, permits, authorizations, orders and approvals of, and have made all filings, applications and registrations with, Governmental Entities and SROs that are necessary to permit them to own or lease their properties and assets and for the lawful conduct of their respective businesses as presently conducted (and have paid all fees and assessments due and payable in connection therewith). Since January 1, 2011, the Company and each of its Subsidiaries has been in compliance in all material respects with, and has not been in default or violation in any material respect of, and none of them has been, to the Knowledge of the Company, under investigation with respect to, or threatened in writing to be charged with any violation of, any applicable law, rule, regulation, judgment, order, statute, code, policy, guideline or agency requirement of or undertaking to or agreement with any Governmental Entity, including common law ("Law"), and has not received notice of any defaults or violations of any applicable Laws from any Governmental Entity of competent jurisdiction.

          (b)   Since January 1, 2011, the Company and each of its Subsidiaries have properly administered all accounts for which the Company or any of its Subsidiaries acts as a fiduciary, including accounts for which the Company or any of its Subsidiaries serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment adviser, in accordance with the terms of the governing documents and applicable Law in all material respects, and none of the Company or any of its Subsidiaries has received notice of any failure to properly administer any accounts for which it acts as a fiduciary. Since January 1, 2011, none of the Company or any of its Subsidiaries, or any director, officer or employee of the Company or any of its Subsidiaries, has committed any breach of trust with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

          (c)   As of September 30, 2012, the Company and each insured depository Subsidiary of the Company is "well-capitalized" (as that term is defined in the relevant regulation of the institution's primary federal bank regulator), and the institution's rating under the Community Reinvestment Act of 1997 (the "CRA") is no less than "satisfactory."

        3.10    Legal Proceedings.     Neither the Company nor any of its Subsidiaries is a party to any, and there are no pending or, to the Company's Knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions, suits or governmental or regulatory investigations of any nature against the Company or any of its Subsidiaries. There is no judgment, settlement agreement, order, injunction, decree or regulatory restriction (other than those of general application that apply to similarly situated bank or savings and loan holding companies or their Subsidiaries) imposed upon the Company or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to Parent or any of its Subsidiaries).

        3.11    Taxes and Tax Returns.

          (a)   (i) Each of the Company and its Subsidiaries has timely filed (including all applicable extensions) all Tax Returns required to be filed by it and all such Tax Returns are accurate and complete; (ii) each of the Company and its Subsidiaries has paid all Taxes required to be paid by it other than Taxes that are being contested in good faith by appropriate proceedings for which appropriate reserves have been established in accordance with GAAP; (iii) there are no disputes pending, or written claims asserted, for Taxes or assessments upon the Company or any of its Subsidiaries; (iv) the Company and its Subsidiaries have complied with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442 and 3402 of the Code or any comparable provision of any state, local or foreign Laws) and have, within the time and in the manner prescribed by applicable Law, withheld from and paid over all amounts required to be so withheld and paid to the relevant taxing authority under applicable Laws.

          (b)   Neither the Company nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement (other than such an agreement exclusively between or among the Company and its Subsidiaries).

          (c)   No jurisdiction where the Company and its Subsidiaries do not file a Tax Return has made a claim in writing that any of the Company and its Subsidiaries is required to file a Tax Return in such jurisdiction.

          (d)   Neither the Company nor any of its Subsidiaries has agreed to waive or extend the application of any statute of limitations of any jurisdiction regarding the assessment or collection of any Tax with respect to the Company and any of its Subsidiaries, which waiver or extension is in effect.

          (e)   Neither the Company nor any of its Subsidiaries has participated in any reportable transaction, as defined in Treasury Regulation Section 1.6011-4(b)(1).

          (f)    Neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (ii) has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise.

          (g)   Since January 1, 2009, neither the Company nor any of its Subsidiaries has been required (or has applied) to include in income any material adjustment pursuant to Section 481 of the Code by reason of a voluntary change in accounting method initiated by the Company or any of its Subsidiaries, and the Internal Revenue Service has not initiated or proposed any such material adjustment or change in accounting method (including any method for determining reserves for bad debts maintained by the Company or its Subsidiaries).

          (h)   Neither the Company nor any of its Subsidiaries will be required to include any item of income or gain in, or exclude any item of deduction or loss from, taxable income as a result of any (i) closing agreement, (ii) adjustment required by a change in method of accounting, (iii) intercompany transaction or (iv) installment sale or open transaction disposition made, or prepaid amount received, on or prior to the Closing Date.

          (i)    No rulings, requests for rulings or closing agreements have been entered into with or issued by, or are pending with, any Governmental Entity with respect to the Company or any of its Subsidiaries.

          (j)    There are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries other than Liens for Taxes that are either (i) not yet due and payable or (ii) being contested in good faith by appropriate proceedings for which appropriate reserves have been established in accordance with GAAP.

          (k)   Neither the Company nor any of its Subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock qualifying under Section 355 of the Code (i) in the two years prior to the date hereof or (ii) in a distribution that could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

          (l)    As of the date of this Agreement, the Company is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

        3.12    Employee Matters.

          (a)   Section 3.12(a) of the Company Disclosure Letter contains a true and complete list of each deferred compensation and each bonus or other incentive compensation, stock purchase, stock option and other equity compensation plan, program, agreement or arrangement; each severance or termination pay, medical, surgical, hospitalization, life insurance and other "welfare" plan, fund or program (within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), whether or not subject to ERISA); each profit-sharing, stock bonus or other "pension" plan, fund or program (within the meaning of Section 3(2) of ERISA, whether or not subject to ERISA); each employment, termination or severance agreement; and each other compensatory or employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by the Company and its Subsidiaries or any of their respective ERISA Affiliates (as defined below), or by, or to which the Company, its Subsidiaries or any ERISA Affiliate is party, in each case for the benefit of any employee of the Company or its Subsidiaries (the "Company Benefit Plans"). For purposes of this Agreement, "ERISA Affiliate" means any entity, trade or business, whether or not incorporated, that together with another entity, trade or business would be deemed a "single employer" within the meaning of Section 4001(b) of ERISA.

          (b)   With respect to each of the Company Benefit Plans, the Company has heretofore made available to Parent copies of each of the following documents, as relevant: (i) a copy of the Company Benefit Plan and any amendments thereto (and, with respect to any such plan that is not in writing, a written description of the material terms thereof), (ii) a copy of the two most recent annual reports and actuarial reports and the most recent summary plan description, (iii) any trust or other funding agreement and the two most recent financial statements thereof, (iv) the most recent determination letter received from the Internal Revenue Service with respect to each of the Company Benefit Plans intended to qualify under Section 401 of the Code and (v) all material correspondence with a Governmental Entity.

          (c)   No liability under Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code (or under corresponding or similar provisions of foreign Laws) has been incurred by the Company, any Subsidiary of the Company and/or any of their respective ERISA Affiliates that has not been satisfied in full, and no condition exists that presents a material risk to the Company, any Subsidiary of the Company or any of their respective ERISA Affiliates of incurring any such liability.

          (d)   Each of the Company Benefit Plans has been operated and administered in all material respects in accordance with its terms and applicable Law, including but not limited to Section 409A of the Code. Each of the Company Benefit Plans intended to be "qualified" within the meaning of Section 401(a) of the Code is the subject of a currently effective determination letter stating that it is so qualified, and, to the Knowledge of the Company, no existing circumstances or events have occurred that could adversely affect the qualified status of any such Company Benefit Plans or their related trusts. No trust funding any of the Company Benefit Plans is intended to meet the requirements of Code Section 501(c)(9). All contributions required to be made by applicable Law or regulation or by any plan document or other contractual undertaking with respect to any of the Company Benefit Plans, and all premiums due or payable with respect to insurance policies funding any of the Company Benefit Plans, for any period on or prior to the Closing Date have been timely made or paid in full, or, to the extent not required to be made or paid on or before the Closing Date, have been fully reflected on the books and records of the Company and any Subsidiary of the Company.

          (e)   None of the Company, any Subsidiary of the Company or any of their respective ERISA Affiliates (or any of their respective predecessors) sponsors, maintains or contributes to, or has in the past sponsored, maintained or contributed to, or been obligated to contribute to, any (i) "multiple employer plan" (within the meaning of Sections 4063 and 4064 of ERISA), (ii) "multiemployer plan" (as defined in Sections 3(37) and 4001(a)(3) of ERISA) or (iii) any other plan subject to Title IV of ERISA.

          (f)    Neither the Company nor any Subsidiary of the Company sponsors, has sponsored or has any obligation with respect to any of the Company Benefit Plans that provide for any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current directors or employees of the Company or any of their respective beneficiaries or dependents, except as required by Section 4980B of the Code, and none of the Company, any Subsidiary of the Company or any of their respective ERISA Affiliates has any liability as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code.

          (g)   There are no pending, threatened or anticipated claims by or on behalf of any of the Company Benefit Plans, by any employee or beneficiary covered under any of the Company Benefit Plans, or otherwise involving any of the Company Benefit Plans (other than routine claims for benefits).

          (h)   Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the vesting, requirement to fund, exercisability or delivery of, or increase in the amount or value of, any payment, right or other benefit to any current or former employee or any of their respective beneficiaries or dependents, or result in any limitation on the right of the Company or any Subsidiary of the Company to amend, merge, terminate or receive a reversion of assets from any of the Company Benefit Plans or related trusts. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by the Company or any Subsidiary of the Company in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an "excess parachute payment" within the meaning of Section 280G of the Code. None of the Company Benefit Plans provide for the gross-up or reimbursement of Taxes under Section 4999 or 409A of the Code, or otherwise.

        3.13    Labor.

          (a)   Neither the Company nor any of its Subsidiaries are party to, or bound by, any collective bargaining agreement, contract, or other agreement or understanding with a labor union or labor organization. To the Knowledge of the Company, there are no labor union organizing activities or labor union demands for recognition or certification, in each case, with respect to the employees of the Company or its Subsidiaries. Since January 1, 2011, there has been no actual or, to the Knowledge of the Company, threatened strikes, slowdowns or work stoppages by any employees of the Company or its Subsidiaries.

          (b)   The Company and its Subsidiaries are in compliance in all material respects with all applicable Laws relating to employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health. Without limiting the generality of the foregoing, each individual who renders services to the Company or any Subsidiary of the Company who is classified by the Company or such Subsidiary of the Company, as applicable, as having the status of an independent contractor or other non-employee status for any purpose (including for purposes of taxation and tax reporting and under the Company Benefit Plans) is properly so characterized.

        3.14    Contracts.

          (a)   Neither the Company nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral):

              (i)  with respect to the employment of any directors, officers, employees or consultants, other than in the ordinary course of business consistent with past practice;

             (ii)  that is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC or required to be disclosed by the Company on a Current Report on Form 8-K) to be performed in whole or in part after the date of this Agreement that has not been filed or incorporated by reference in the Company SEC Reports;

            (iii)  that upon execution of this Agreement or consummation or shareholder approval of the transactions contemplated by this Agreement (including the Merger and the Bank Merger) will (either alone or upon the occurrence of any additional acts or events) result in any material payment or benefits (whether of severance pay or otherwise) becoming due from the Company, Parent, the Surviving Corporation or any of their respective Subsidiaries to any officer or employee of the Company or any Subsidiary thereof;

            (iv)  relating to any pending acquisition to be made by the Company or any of its Subsidiaries of any operating business or the capital stock of any other Person, in each case for consideration in excess of $250,000 and other than in connection with security interests obtained by the Company or any of its Subsidiaries in the ordinary course of business;

             (v)  that contains a non-compete or client or customer non-solicit requirement or any other provision that materially restricts the conduct of, or the manner of conducting, any line of business of the Company or any of its Subsidiaries or following the Closing, Parent or its Subsidiaries;

            (vi)  that obligates the Company or any of its Subsidiaries, or following the Closing, Parent or its Subsidiaries, to conduct business with any third party on an exclusive or preferential basis;

           (vii)  which by its express terms required or requires payments of more than $500,000 by, or to, the Company or any of its Subsidiaries in the fiscal year ended December 31, 2011 or in the fiscal year ending December 31, 2012 (other than pursuant to loans originated or purchased by the Company and its Subsidiaries in the ordinary course of business consistent with past practice);

          (viii)  that is a shared loss agreement (including any related or ancillary agreement) with the Federal Deposit Insurance Corporation (each a "Loss Share Agreement"); or

            (ix)  not made in the ordinary course of business that is or would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

          (b)   Each contract, arrangement, commitment or understanding (whether written or oral) of the type described in Section 3.14(a) to which the Company or any of its Subsidiaries is bound, whether or not set forth on Section 3.14(a) of the Company Disclosure Letter is referred to herein as a "Company Contract." True, correct and complete copies of each Company Contract have been provided or made available to Parent prior to the date hereof. Each Company Contract is valid and binding on the Company or its applicable Subsidiary and, to the Knowledge of the Company, the other parties thereto, is enforceable against the Company or its applicable Subsidiary and, to the Knowledge of the Company, the other parties thereto in accordance with its terms (subject to the Bankruptcy and Equity Exception), and is in full force and effect. The Company and each of its Subsidiaries has duly performed all obligations required to be performed by it prior to the date hereof under each Company Contract. No event or condition exists that constitutes or, after notice or lapse of time or both, will constitute, a breach, violation or default on the part of the Company or any of its Subsidiaries under any such Company Contract or provide any other party thereto with the right to terminate such Company Contract.

        3.15    Intellectual Property.

          (a)   The Company and its Subsidiaries own, are licensed or otherwise have a right to use all Company Intellectual Property. To the Knowledge of the Company, (i) the Company Intellectual Property constitutes all of the Intellectual Property necessary to carry on the business of the Company and its Subsidiaries as currently conducted and (ii) the Company Intellectual Property owned by the Company or any of its Subsidiaries is valid and subsisting.

          (b)   To the Knowledge of the Company, the conduct of the business of the Company and its Subsidiaries does not violate, misappropriate or infringe upon the Intellectual Property rights of any third party, and neither the Company nor any of its Subsidiaries has received written notice alleging any such violation, misappropriation or infringement. To the Knowledge of the Company, no third party has violated, misappropriated or infringed upon any Company Intellectual Property owned by the Company or any of its Subsidiaries.

        3.16    Insurance.     The Company and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of the Company reasonably has determined to be prudent and consistent with industry practices. The Company and its Subsidiaries are in compliance with their insurance policies (the "Company Policies") and are not in default under any of the terms thereof, and each such policy is outstanding and in full force and effect. Except for policies insuring against potential liabilities of officers, directors and employees of the Company and its Subsidiaries, the Company or the applicable Subsidiary is the sole beneficiary of such policies, all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion. Neither the Company nor any of its Subsidiaries has received written notice of any threatened termination of, material premium increase with respect to, or material alteration of coverage under, any of the Company Policies. There is no claim for coverage by the Company or any of its Subsidiaries pending under any of the Company Policies as to which coverage has been questioned, denied or disputed by the underwriters of the Company Policies or in respect of which such underwriters have reserved their rights.

        3.17    Affiliate Transactions.     Except as part of the normal and customary terms of an individual's employment or service as a director, neither the Company nor any of its Subsidiaries is a party to any extension of credit (as debtor, creditor, guarantor or otherwise), contract for goods or services, lease or other agreement or arrangement with any (A) affiliate, (B) insider or related interest of an insider, or (C) stockholder owning 5% or more of the outstanding Company Common Stock or related interest of such a stockholder , except for those of the type available to employees of the Company generally. For purposes of the preceding sentence, the term "affiliate" shall have the meaning assigned in Regulation W issued by the Federal Reserve, as amended, and the terms "insider," "related interest,"

and "executive officer" shall have the meanings assigned in the Federal Reserve's Regulation O, as amended.

        3.18    Opinion.     The Company Board has received an opinion from Keefe, Bruyette & Woods, Inc. to the effect that, as of the date of this Agreement and based upon and subject to the limitations, qualifications and assumptions set forth therein, the Exchange Ratio in the Merger is fair, from a financial point of view, to the holders of shares of Company Common Stock. Such opinion has not been rescinded or modified in any material respect.

        3.19    Broker's Fees.     Except pursuant to an engagement letter between the Company and Keefe, Bruyette & Woods, Inc., a true, complete and correct copy of which has been made available to Parent prior to the date hereof, neither the Company or any of its Subsidiaries nor any of their respective officers, directors, employees or agents has utilized any broker, finder or financial advisor or incurred any liability for any broker's fees, commissions or finder's fees in connection with the Merger or any other transactions contemplated by this Agreement.

        3.20    Company Information.

          (a)   None of the information supplied or to be supplied by or on behalf of the Company or any of its Subsidiaries for inclusion or incorporation by reference in (i) the Form S-4 will, at the time such document is filed with the SEC, at any time such document is amended or supplemented or at the time such document is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) the Joint Proxy Statement will, at the date it is first mailed to the stockholders of the Company and of Parent, at the time of the Company Stockholder Meeting and the Parent Stockholder Meeting, at the time the Form S-4 is declared effective by the SEC or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. All documents that the Company is responsible for filing with the SEC in connection with the transactions contemplated herein, to the extent relating to the Company or any of its Subsidiaries or other information supplied by or on behalf of the Company or any of its Subsidiaries for inclusion therein, will comply as to form, in all material respects, with the provisions of the Securities Act or Exchange Act, as applicable, and the rules and regulations of the SEC thereunder.

          (b)   The representations and warranties contained in this Section 3.20 will not apply to statements or omissions included or incorporated by reference in the Form S-4 or the Joint Proxy Statement to the extent based upon information supplied to the Company by or on behalf of Parent.

        3.21    Loans.

          (a)   All loans and other extensions of credit (including commitments to extend credit) (each a "Company Loan") as of the date hereof by the Company and its Subsidiaries, including any Company Loan to any directors, executive officers and principal shareholders (as such terms are defined in Regulation O of the Federal Reserve Board (12 C.F.R. Part 215)) of the Company or any of its Subsidiaries, are and were originated in compliance in all material respects with all applicable Laws.

          (b)   Each outstanding Company Loan was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Company Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the Company's written underwriting standards and with all applicable requirements of Laws.

          (c)   None of the agreements pursuant to which the Company or any of its Subsidiaries has sold Company Loans or pools of Company Loans or participations in Company Loans or pools of Company Loans contains any obligation to repurchase such Company Loans or interests therein solely on account of a payment default by the obligor on any such Company Loan.

          (d)   Section 3.21(d) of the Company Disclosure Letter identifies (A) each Company Loan that, as of October 31, 2012, had an outstanding balance of $500,000 or more and was contractually past due thirty (30) days or more in the payment of principal and/or interest, (B) each Company Loan that, as of September 30, 2012, had an outstanding balance of $500,000 or more and (i) was classified as "substandard," "doubtful," "loss," "classified," "criticized," "credit risk assets," "concerned loans," "watch list" or "special mention" (or words of similar import) by the Company, any of its Subsidiaries or the rules of any applicable regulatory authority, (ii) was on non-accrual status, (iii) where the interest rate terms had been reduced and/or the maturity dates had been extended subsequent to the agreement under which such Company Loan was originally created due to concerns regarding the borrower's ability to pay in accordance with such initial terms, (iv) where a specific reserve allocation existed in connection therewith or (v) which was required to be accounted for as a troubled debt restructuring in accordance with Statement of Financial Accounting Standards No. 15, and (C) each asset of the Company or any of its Subsidiaries that, as of September 30, 2012, had a book value in excess of $500,000 and was classified as other real estate owned or as an asset to satisfy Company Loans. For each Company Loan identified in response to clause (A) above, Section 3.21(d) of the Company Disclosure Letter sets forth the outstanding balance, including accrued and unpaid interest, on each such Company Loan and the identity of the borrower thereunder as of October 31, 2012, and for each Company Loan identified in response to clause (B) above, Section 3.21(d) of the Company Disclosure Letter sets forth the outstanding balance, including accrued and unpaid interest, on each such Company Loan and the identity of the borrower thereunder as of September 30, 2012.

          (e)   To the Knowledge of the Company, each outstanding Company Loan (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid Liens which have been perfected and (iii) is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Bankruptcy and Equity Exception. The notes or other credit or security documents with respect to each such outstanding Company Loan were in compliance in all material respects with all applicable Laws at the time of origination or purchase by the Company or its Subsidiaries and are complete and correct in all material respects.

        3.22    Derivative Transactions.     All transactions involving any swap, forward, future, option, cap, floor or collar or any other interest rate or foreign currency protection contract or any other contract that is not included in the Company Financial Statements and is a derivatives contract (such transactions, "Company Derivative Transactions") to which the Company or any of its Subsidiaries is a party were entered into in the ordinary course of business, in accordance with all applicable Laws and regulatory guidance. All of such Company Derivative Transactions are legal, valid and binding obligations of the Company or one of its Subsidiaries, as the case may be, in full force and effect and enforceable (subject to the Bankruptcy and Equity Exception) against the Company or its applicable Subsidiary and, to the Knowledge of the Company, against the other parties thereto in accordance with their terms. The Company and each of its Subsidiaries that are a party to any Company Derivative Transaction has duly performed in all material respects all of their respective obligations thereunder to the extent that such obligations to perform have accrued; and, to the Knowledge of the Company, there are no material breaches, violations or defaults or allegations or assertions of such by any other party thereunder.

        3.23    Allowance for Loan Losses.     The allowance for loan losses ("ALL") of the Company and its Subsidiaries is, and shall be as of the Effective Time, in compliance in all material respects with the

Company's methodology for determining the adequacy of its ALL and is adequate as provided under the standards established by applicable Governmental Entities and the Financial Accounting Standards Board.

        3.24    Investment Securities.     Each of the Company and its Subsidiaries has good and marketable title to all securities held by it (except securities sold under repurchase agreements or held in any fiduciary or agency capacity) free and clear of any Lien, except to the extent that such securities are pledged in the ordinary course of business consistent with prudent business practices to secure obligations of the Company or any of its Subsidiaries and except for such defects in title or Liens that would not be material to the Company and its Subsidiaries. Such securities are valued on the books of the Company and its Subsidiaries in accordance with GAAP.

        3.25    Title to Property.

          (a)   Except as would not be material to the Company, the Company or one of its Subsidiaries (i) has good and marketable title to all real property reflected in the most recent balance sheet that is part of the Company Financial Statements as being owned by Company or one of its Subsidiaries (other than real property owned, held or managed by the Company or its Subsidiaries following foreclosure or the acceptance of a deed in lieu of foreclosure ("OREO")) ("Company Owned Real Property"), free and clear of all Liens of any nature whatsoever, except (A) statutory Liens securing payments not yet delinquent (or being contested in good faith and for which adequate reserves have been established), (B) Liens for real property Taxes not yet delinquent and payable, or (C) easements, rights of way, restrictive covenants, imperfections or irregularities of title, and other similar encumbrances or Liens that do not materially affect the value or prohibit the current use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties ((A) through (C) collectively, "Permitted Encumbrances") and (ii) has good and marketable leasehold interests in all parcels of real property leased to the Company reflected in the Company Financial Statements (the "Company Leased Premises"), free and clear of all Liens of any nature created by the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other Person, except for Permitted Encumbrances, and is in sole possession of the properties purported to be leased thereunder, subject and pursuant to the terms of the leases, subleases, licenses or other contracts (including all amendments, modifications and supplements thereto) (the "Company Real Property Leases"). Since June 30, 2012, none of the Company Leased Premises or Company Owned Real Property has been taken by eminent domain (or to the Knowledge of the Company is the subject of a pending or contemplated taking which has not been consummated).

          (b)   Other than pursuant to a Permitted Encumbrance, no person or entity other than the Company and its Subsidiaries has (i) any ownership interest in any of the Company Owned Real Property or any right to use or occupy any portion of the Company Owned Real Property or (ii) any right to use or occupy any portion of the Company Leased Premises.

          (c)   Each of the Company Real Property Leases is valid and binding on the Company or its applicable Subsidiary and is in full force and effect and there exists no default or event of default or event, occurrence, condition or act, with respect to the Company or its Subsidiaries or, to the Knowledge of the Company, with respect to the other parties thereto, which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default thereunder.

          (d)   Since June 30, 2012, neither the Company nor its Subsidiaries have acquired or disposed of any Company Owned Real Property or have become party to or ceased to be party to any Company Real Property Leases.

        3.26    Environmental Liability.

          (a)   Each of the Company and its Subsidiaries is in material compliance with all local, state or federal environmental, health or safety Laws, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended ("Environmental Laws").

          (b)   There are no material legal, administrative, arbitral or other proceedings, claims or actions pending, or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, nor, to the Knowledge of the Company, are there governmental or third-party environmental investigations or remediation activities or governmental investigations that seek to impose, or that could reasonably be expected to result in the imposition, on the Company or any of its Subsidiaries of any material liability or obligation arising under any Environmental Law pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries.

          (c)   The Company is not subject to any material agreement, order, judgment or decree by or with any court, Governmental Entity, Regulatory Authority or third party imposing any material liability or obligation with respect to the foregoing.

          (d)   There has been no written third-party environmental site assessment conducted since January 1, 2011 assessing the presence of hazardous materials located on any Company Owned Real Property or Company Leased Real Property that is within the possession or control of the Company and its Subsidiaries as of the date of this Agreement that has not been delivered to Parent prior to the date of this Agreement.

        3.27    Takeover Laws.     The Company Board has approved this Agreement and the transactions contemplated hereby and has taken all actions necessary or advisable to render inapplicable to this Agreement and the transactions contemplated hereby any "moratorium," "control share," "fair price," "takeover" or "interested shareholder" Law.

        3.28    No Other Representations or Warranties.     Except for the representations and warranties contained in this Article III, neither the Company nor any other person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or with respect to any other information provided to Parent in connection with the transactions contemplated hereunder. Neither the Company nor any other person will have or be subject to any liability or indemnification obligation to Parent, or any other person resulting from the distribution to Parent, or Parent's use of, any such information, including any information, documents, projections, forecasts of other material made available to Parent in certain "data rooms" or management presentations in expectation of the transactions contemplated by this Agreement, unless any such information is expressly included in a representation or warranty contained in this Article III. The Company acknowledges that Parent does not make any representations or warranties except for the representations and warranties contained in Article IV.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT

        Except as (i) Previously Disclosed by Parent or (ii) disclosed in any report, schedule, form or other document filed with, or furnished to, the SEC by Parent since January 1, 2011 but prior to the date hereof (excluding any disclosures set forth under the heading "Risk Factors" and in any section relating to forward-looking, safe harbor or similar statements or to any other disclosures in such reports to the extent they are cautionary, predictive or forward-looking in nature), Parent hereby represents and warrants to the Company as follows:

        4.1    Standard.     No representation or warranty of Parent contained in this Article IV (other than (x) the representations and warranties in Sections 4.2(a), 4.2(b), 4.3(a), 4.4(a), 4.4(b)(i) and 4.18, which shall be true and correct in all material respects and (y) Section 4.8(a) which shall be true and correct in all respects) shall be deemed untrue or incorrect, and Parent shall not be deemed to have breached a representation or warranty, or failed to satisfy a related condition, as a consequence of the existence or absence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any representation or warranty contained in this Article IV, has had or is reasonably likely to have a Material Adverse Effect on Parent (disregarding any materiality or Material Adverse Effect qualification contained in any such representations or warranties).

        4.2    Corporate Organization.

          (a)   Parent is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Parent has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary.

          (b)   Parent is duly registered as a bank holding company under the BHC Act and meets the applicable requirements for qualification as such. Parent Bank is a bank chartered under the Laws of the State of California. The deposit accounts of Parent Bank are insured by the FDIC through the DIF to the fullest extent permitted by applicable Law, and all premiums and assessments required to be paid in connection therewith have been paid when due.

          (c)   True, complete and correct copies of the Amended and Restated Certificate of Incorporation, as amended (the "Parent Certificate"), and By-Laws of Parent (the "Parent By-Laws"), as in effect as of the date of this Agreement, have previously been filed by Parent and are publicly available to the Company.

          (d)   Section 4.2(d) of the Parent Disclosure Letter sets forth a true, complete and correct list of all Subsidiaries of Parent. Each Subsidiary of Parent (i) is duly incorporated or duly formed, as applicable, and validly existing and in good standing under the Laws of its jurisdiction of organization, (ii) has the requisite corporate (or similar) power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and (iii) is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary.

        4.3    Capitalization.

          (a)   The authorized capital stock of Parent consists of 75,000,000 shares of Parent Common Stock of which, as of October 31, 2012 (the "Parent Capitalization Date"), 37,767,059 shares (including 1,715,697 shares of Parent Common Stock subject to vesting, repurchase or other lapse restrictions pursuant to any stock plans of Parent that is outstanding immediately prior to the Effective Time (each, a "Parent Restricted Share")) were issued and outstanding, 349,356 shares of Parent Common Stock were held by Parent as treasury shares, and 5,000,000 shares of preferred stock, par value of $0.01 per share, of Parent ("Parent Preferred Stock") of which, as of the Parent Capitalization Date, none were issued and outstanding. As of the Parent Capitalization Date, there were no more than 1,801,443 shares of Parent Common Stock issuable under Parent's stock compensation plans and otherwise no other shares of Parent Common Stock were reserved for issuance and no outstanding options to purchase shares of Parent Common Stock under any stock plans of Parent (each, a "Parent Stock Option"). All of the issued and outstanding shares of Parent Common Stock and Parent Preferred Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders of Parent may vote ("Parent Voting Debt") are issued or outstanding. Except for Parent Restricted Shares, Parent does not have and is not bound by any Rights calling for the purchase or issuance of, or the payment of any amount based on, any shares of Parent Common Stock, Parent Preferred Stock, Parent Voting Debt or any other equity securities of Parent or any securities representing the right to purchase or otherwise receive any shares of Parent Common Stock, Parent Preferred Stock, Parent Voting Debt or other equity securities of Parent. There are no contractual obligations of Parent or any of its Subsidiaries (x) to repurchase, redeem or otherwise acquire any shares of capital stock of Parent or any equity security of Parent or its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of Parent or its Subsidiaries or (y) pursuant to which Parent or any of its Subsidiaries is or could be required to register shares of Parent's capital stock or other securities under the Securities Act. There are no voting trusts, shareholder agreements, proxies or other agreements in effect with respect to the voting or transfer of Parent Common Stock, Parent Preferred Stock or other equity interests of Parent.

          (b)   All of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of Parent are owned by Parent, directly or indirectly, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. No Subsidiary of Parent has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

        4.4    Authority; No Violation.

          (a)   Parent has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly, validly and unanimously authorized by the Parent Board. The Parent Board has determined that this Agreement is advisable and in the best interests of Parent and Parent's stockholders and has directed that this Agreement and the issuance of the Parent Common Stock in connection with the Merger be submitted to Parent's stockholders for approval and adoption at a duly held meeting of such stockholders and has adopted a resolution to the foregoing effect. Except for approval and adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Parent Common Stock entitled to vote at such meeting and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no other corporate proceedings on the part of Parent are necessary to approve this Agreement or to consummate the Merger. This Agreement has been duly and validly executed and delivered by Parent and (assuming due authorization, execution and delivery by the Company) constitutes the valid and binding obligation of Parent, enforceable against Parent in accordance with its terms (except as may be limited by the Bankruptcy and Equity Exception).

          (b)   Neither the execution and delivery of this Agreement by Parent nor the consummation by Parent of the transactions contemplated hereby, nor compliance by Parent with any of the terms or provisions of this Agreement, will (i) violate any provision of the Parent Certificate or the Parent By-Laws or (ii) assuming that the consents, approvals and filings referred to in Section 4.5 are duly obtained and/or made, (A) violate any Law, judgment, order, injunction or decree applicable to

  Parent, any of its Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Parent or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or obligation which Parent or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound.

        4.5    Consents and Approvals.     Except for (i) the Regulatory Approvals, (ii) the filing with the SEC of the Joint Proxy Statement and the Form S-4 in which the Joint Proxy Statement will be included as a prospectus, and declaration of effectiveness of the Form S-4, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL and the filing of a certificate of merger with the CDFI to give effect to the Bank Merger and (iv) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules and regulations of any applicable SRO, and the rules of the NASDAQ Global Select Market ("NASDAQ"), no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the execution and delivery of this Agreement by Parent or the consummation by Parent of the Merger, the Bank Merger, and the other transactions contemplated by this Agreement. As of the date hereof, Parent is not aware of any reason why the Requisite Regulatory Approvals would not be received on a timely basis. The only material third-party consents necessary in connection with (A) the execution and delivery by Parent of this Agreement and (B) the consummation of the transactions contemplated hereby not referenced above are set forth in Section 4.5 of the Parent Disclosure Letter.

        4.6    Reports; Regulatory Matters.

          (a)   Parent and each of its Subsidiaries have timely filed (or furnished) all reports, registrations, statements and certifications, together with any amendments required to be made with respect thereto, that they were required to file (or furnish) since January 1, 2011 with the Regulatory Agencies and with each other applicable Governmental Entity, and all other reports and statements required to be filed (or furnished) by them since January 1, 2011, including any report or statement required to be filed pursuant to the Laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency or other Governmental Entity (each a "Parent Report"), and have paid all fees and assessments due and payable in connection therewith.

          (b)   Except for the Joint Proxy Statement and the Form S-4 (which are covered exclusively by Section 4.19), no final registration statement, prospectus, report, schedule or definitive proxy statement filed with or furnished to the SEC by Parent or any of its Subsidiaries pursuant to the Exchange Act, since January 1, 2011 (the "Parent SEC Reports") at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively) contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, except that information as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all Parent SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of Parent has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act.

          (c)   Neither Parent nor any of its Subsidiaries is subject to, or has been advised that it is reasonably likely to become subject to, any cease-and-desist order, consent order, formal or informal agreement with, memorandum of understanding or a commitment letter or similar submission to, or extraordinary supervisory letter from, or adopted any extraordinary board resolutions at the request of, or any other formal or informal enforcement action by any Governmental Entity that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit or risk management policies, its dividend policy, its management, its business or its operations, other than those of general application that apply to banks or their holding companies or their Subsidiaries generally. Except for normal examinations conducted by a Governmental Entity in the normal course of business of Parent and its Subsidiaries, no Governmental Entity has initiated since January 1, 2011 or has pending any proceeding, enforcement action or to the Knowledge of Parent, investigation into the business, disclosures or operations of Parent or its Subsidiaries. There are no material unresolved violations, criticisms, comments or exceptions set forth in any report relating to any examinations or inspections by any Governmental Entities or to any Parent SEC Report or other Parent Report.

        4.7    Financial Statements.

          (a)   The financial statements of Parent and its Subsidiaries included (or incorporated by reference) in the Parent SEC Reports filed with (but not furnished to) the SEC, including the related notes, where applicable (the "Parent Financial Statements") (i) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders' equity and consolidated financial position of Parent and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject, in the case of unaudited statements, to year-end audit adjustments normal in nature and amount), (ii) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iii) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto.

          (b)   Parent and each of its Subsidiaries maintains a system of "disclosure controls and procedures" (as defined in Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) reasonably designed and maintained to ensure that all information (both financial and non-financial) required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that such information is accumulated and communicated to Parent's management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of Parent required under the Exchange Act with respect to such reports.

          (c)   Except for (i) those liabilities that are fully reflected or reserved for in the consolidated financial statements of Parent included in its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2012, as filed with the SEC, (ii) this Agreement, (iii) liabilities incurred since June 30, 2012 in the ordinary course of business consistent with past practice, neither Parent nor any of its Subsidiaries has incurred any material liability of any nature whatsoever (whether absolute, accrued or contingent or otherwise and whether due or to become due).

          (d)   Since January 1, 2011, (i) neither Parent nor any of its Subsidiaries nor, to the Knowledge of Parent, any director, officer, employee, auditor, accountant or representative of Parent or any of its Subsidiaries, has received or otherwise obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or any of its Subsidiaries or their respective internal accounting controls relating to periods after January 1, 2011, including any material complaint, allegation, assertion or claim that Parent or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) to the Knowledge of Parent, no attorney representing Parent or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation, relating to periods after January 1, 2011, by Parent or any of its officers, directors, employees or agents to the Parent Board or any committee thereof or to any director or officer of Parent.

          (e)   Neither Parent nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement (including any contract or arrangement relating to any transaction or relationship between or among Parent and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any "off-balance sheet arrangement"), where the purpose or intended effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, Parent or any of its Subsidiaries in Parent's or such Subsidiary's financial statements.

          (f)    The books and records of Parent and any of its Subsidiaries are in all material respects complete and accurate and have been maintained in the ordinary course of business and in accordance with applicable Laws and accounting requirements. The records, systems, controls data and information of Parent and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photograph processes, whether computerized or not) that are under the exclusive ownership and direct control of Parent or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on Parent's system of internal accounting controls described in the next sentence. Parent and its Subsidiaries maintain internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management's general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Parent has disclosed, based on its most recent evaluation prior to the date of this Agreement, to Parent's outside auditors and the audit committee of the Parent Board (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that would be reasonably likely to adversely affect Parent's ability to accurately record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent's internal controls over financial reporting.

        4.8    Absence of Certain Changes or Events.     Since June 30, 2012, there has not been any Material Adverse Effect on Parent.

        4.9    Compliance with Applicable Law.

          (a)   Parent and each of its Subsidiaries and, with respect to their duties on behalf of Parent and its Subsidiaries, each of their respective employees hold all material licenses, franchises, permits, authorizations, orders and approvals of, and have made all filings, applications and registrations with, Governmental Entities, SROs and NASDAQ that are necessary to permit them to own or lease their properties and assets and for the lawful conduct of their respective businesses as presently conducted (and have paid all fees and assessments due and payable in connection therewith). Since January 1, 2011, Parent and each of its Subsidiaries has been in compliance in all material respects with, and has not been in default or violation in any material respect of, and none of them has been, to the Knowledge of Parent, under investigation with respect to, or threatened in writing to be charged with any violation of, any applicable Law, and has not received notice of any defaults or violations of any applicable Laws from any Governmental Entity of competent jurisdiction.

          (b)   Since January 1, 2011, Parent and each of its Subsidiaries have properly administered all accounts for which Parent or any of its Subsidiaries acts as a fiduciary, including accounts for which Parent or any of its Subsidiaries serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment adviser, in accordance with the terms of the governing documents and applicable Law in all material respects, and none of Parent or any of its Subsidiaries has received notice of any failure to properly administer any accounts for which it acts as a fiduciary. Since January 1, 2011, none of Parent or any of its Subsidiaries, or any director, officer or employee of Parent or any of its Subsidiaries, has committed any breach of trust with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

          (c)   As of September 30, 2012, Parent and each insured depository Subsidiary of Parent is "well-capitalized" (as that term is defined in the relevant regulation of the institution's primary federal bank regulator), and the institution's rating under the CRA is no less than "satisfactory."

        4.10    Legal Proceedings.     Neither Parent nor any of its Subsidiaries is a party to any, and there are no pending or, to Parent's Knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Parent or any of its Subsidiaries. There is no judgment, settlement agreement, order, injunction, decree or regulatory restriction (other than those of general application that apply to similarly situated bank holding companies or their Subsidiaries) imposed upon Parent or any of its Subsidiaries.

        4.11    Taxes and Tax Returns.

          (a)   (i) Each of Parent and its Subsidiaries has timely filed (including all applicable extensions) all federal income and other material Tax Returns required to be filed by it and all such Tax Returns are accurate and complete; (ii) each of Parent and its Subsidiaries has paid all federal income and other material Taxes required to be paid by it other than Taxes that are being contested in good faith by appropriate proceedings for which appropriate reserves have been established in accordance with GAAP; (iii) there are no disputes pending, or written claims asserted, for federal income or other material Taxes or assessments upon Parent or any of its Subsidiaries; (iv) Parent and its Subsidiaries have complied with all applicable Laws relating to the payment and withholding of U.S. federal income and other material Taxes (including withholding of Taxes pursuant to Sections 1441, 1442 and 3402 of the Code) and have, within the time and in the manner prescribed by applicable Law, withheld from and paid over all U.S. federal and other material Taxes required to be so withheld and paid to the relevant taxing authority under applicable U.S. federal income and other material Tax Laws.

          (b)   No jurisdiction where Parent and its Subsidiaries do not file a Tax Return has made a claim in writing that any of Parent and its Subsidiaries is required to file a Tax Return in such jurisdiction.

          (c)   Neither Parent nor any of its Subsidiaries has participated in any reportable transaction, as defined in Treasury Regulation Section 1.6011-4(b)(1).

          (d)   Neither Parent nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Parent) or (ii) has any liability for the Taxes of any Person (other Parent or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise.

          (e)   Neither Parent nor any of its Subsidiaries will be required to include any item of material income or gain in, or exclude any item of material deduction or loss from, taxable income as a result of any (i) closing agreement, (ii) adjustment required by a change in method of accounting, (iii) intercompany transaction or (iv) installment sale or open transaction disposition made, or prepaid amount received, on or prior to the Closing Date.

          (f)    There are no material Liens for Taxes on any of the assets of Parent or any of its Subsidiaries other than Liens for Taxes that are either (i) not yet due and payable or (ii) being contested in good faith by appropriate proceedings for which appropriate reserves have been established in accordance with GAAP.

          (g)   Neither Parent nor any of its Subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock qualifying under Section 355 of the Code (i) in the two years prior to the date hereof or (ii) in a distribution that could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

          (h)   As of the date of this Agreement, Parent is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

        4.12    Employee Matters.

          (a)   For purposes of this Section 4.12, "Parent Benefit Plans" means each deferred compensation and each bonus or other incentive compensation, stock purchase, stock option and other equity compensation plan, program, agreement or arrangement; each severance or termination pay, medical, surgical, hospitalization, life insurance and other "welfare" plan, fund or program (within the meaning of Section 3(1) of ERISA, whether or not subject to ERISA); each profit-sharing, stock bonus or other "pension" plan, fund or program (within the meaning of Section 3(2) of ERISA, whether or not subject to ERISA); each employment, termination or severance agreement; and each other compensatory or employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by Parent and its Subsidiaries, or by any of their respective ERISA Affiliates, or to which Parent, its Subsidiaries or any of their respective ERISA Affiliates is party.

          (b)   No liability under Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code (or under corresponding or similar provisions of foreign Laws) has been incurred by Parent, any Subsidiary of Parent and/or any of their respective ERISA Affiliates that has not been satisfied in full, and no condition exists that presents a material risk to Parent, and any Subsidiary of Parent or any of their respective ERISA Affiliates of incurring any such liability.

          (c)   Each Parent Benefit Plan has been operated and administered in all material respects in accordance with its terms and applicable Law, including but not limited to Section 409A of the Code. Each Parent Benefit Plan intended to be "qualified" within the meaning of Section 401(a) of the Code is the subject of a currently effective determination letter stating that it is so qualified, and, to the Knowledge of Parent, no existing circumstances or events have occurred that could adversely affect the qualified status of any such Parent Benefit Plan or its related trust. No trust funding any Parent Benefit Plan is intended to meet the requirements of Code Section 501(c)(9). All contributions required to be made by applicable Law or regulation or by any plan document or other contractual undertaking with respect to any Parent Benefit Plan, and all premiums due or payable with respect to insurance policies funding any Parent Benefit Plan, for any period on or prior to the Closing Date have been timely made or paid in full, or, to the extent not required to be made or paid on or before the Closing Date, have been fully reflected on the books and records of Parent and any Subsidiary of Parent.

          (d)   None of Parent, any Subsidiary of Parent or any of their respective ERISA Affiliates (or any of their respective predecessors) sponsors, maintains or contributes to, or has in the past sponsored, maintained or contributed to, or been obligated to contribute to, any (i) "multiple employer plan" (within the meaning of Sections 4063 and 4064 of ERISA), (ii) "multiemployer plan" (as defined in Sections 3(37) and 4001(a)(3) of ERISA) or (iii) any other plan subject to Title IV of ERISA.

          (e)   There are no pending, threatened or anticipated claims by or on behalf of any Parent Benefit Plan, by any employee or beneficiary covered under any such Parent Benefit Plan, or otherwise involving any such Parent Benefit Plan (other than routine claims for benefits).

        4.13    Labor.

          (a)   Neither Parent nor any of its Subsidiaries are party to, or bound by, any collective bargaining agreement, contract, or other agreement or understanding with a labor union or labor organization. To the Knowledge of Parent, there are no labor union organizing activities or labor union demands for recognition or certification, in each case, with respect to the employees of Parent or its Subsidiaries. Since January 1, 2011, there has been no actual or, to the Knowledge of Parent, threatened strikes, slowdowns or work stoppages by any employees of Parent or its Subsidiaries.

          (b)   Parent and its Subsidiaries are in compliance in all material respects with all applicable Laws relating to employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health. Without limiting the generality of the foregoing, each individual who renders services to Parent or any Subsidiary of Parent who is classified by Parent or such Subsidiary of Parent, as applicable, as having the status of an independent contractor or other non-employee status for any purpose (including for purposes of taxation and tax reporting and under Parent Benefit Plans) is properly so characterized.

        4.14    Contracts.

          (a)   Neither Parent nor any of its Subsidiaries is a party to or bound by a Parent Contract that has not been filed or incorporated by reference in the Parent SEC Reports.

          (b)   True, correct and complete copies of each Parent Contract have been made available to the Company prior to the date hereof. Each Parent Contract is valid and binding on Parent or its applicable Subsidiary and, to the Knowledge of Parent, the other parties thereto, is enforceable against Parent or its applicable Subsidiary and, to the Knowledge of Parent, the other parties thereto, in accordance with its terms (subject to the Bankruptcy and Equity Exception), and is in full force and effect. Parent and each of its Subsidiaries has duly performed all obligations required to be performed by it prior to the date hereof under each Parent Contract. No event or condition exists that constitutes or, after notice or lapse of time or both, will constitute, a breach, violation or default on the part of Parent or any of its Subsidiaries under any such Parent Contract or provide any other party thereto with the right to terminate such Parent Contract.

        4.15    Intellectual Property.

          (a)   Parent and its Subsidiaries own, are licensed or otherwise have a right to use all Parent Intellectual Property. To the Knowledge of Parent, (i) the Parent Intellectual Property constitutes all of the Intellectual Property necessary to carry on the business of Parent and its Subsidiaries as currently conducted and (ii) the Parent Intellectual Property owned by Parent or any of its Subsidiaries is valid and subsisting.

          (b)   To the Knowledge of Parent, the conduct of the business of Parent and its Subsidiaries does not violate, misappropriate or infringe upon the Intellectual Property rights of any third party, and neither Parent nor any of its Subsidiaries has received written notice alleging any such violation, misappropriation or infringement. To the Knowledge of Parent, no third party has violated, misappropriated or infringed upon any Parent Intellectual Property owned by Parent or any of its Subsidiaries.

        4.16    Insurance.     Parent and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Parent reasonably has determined to be prudent and consistent with industry practices. Parent and its Subsidiaries are in compliance with their insurance policies (the "Parent Policies") and are not in default under any of the terms thereof, and each such policy is outstanding and in full force and effect. Except for policies insuring against potential liabilities of officers, directors and employees of Parent and its Subsidiaries, Parent or the applicable Subsidiary is the sole beneficiary of such policies, all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion. Neither Parent nor any of its Subsidiaries has received written notice of any threatened termination of, material premium increase with respect to, or material alteration of coverage under, any of the Parent Policies. There is no claim for coverage by Parent or any of its Subsidiaries pending under any of the Parent Policies as to which coverage has been questioned, denied or disputed by the underwriters of the Parent Policies or in respect of which such underwriters have reserved their rights.

        4.17    Affiliate Transactions.     Except as part of the normal and customary terms of an individual's employment or service as a director, neither Parent nor any of its Subsidiaries is a party to any extension of credit (as debtor, creditor, guarantor or otherwise), contract for goods or services, lease or other agreement or arrangement with any (A) affiliate, (B) insider or related interest of an insider, or (C) stockholder owning 5% or more of the outstanding Parent Common Stock or related interest of such a stockholder , except for those of the type available to employees of Parent generally. For purposes of the preceding sentence, the term "affiliate" shall have the meaning assigned in Regulation W issued by the Federal Reserve, as amended, and the terms "insider," "related interest," and "executive officer" shall have the meanings assigned in the Federal Reserve's Regulation O, as amended.

        4.18    Broker's Fees.     Except pursuant to an engagement letter between the Parent and Sandler O'Neill + Partners, L.P., a true, complete and correct copy of which has been made available to the Company prior to the date hereof, neither Parent or any of its Subsidiaries nor any of their respective officers, directors, employees or agents has utilized any broker, finder or financial advisor or incurred any liability for any broker's fees, commissions or finder's fees in connection with the Merger or any other transactions contemplated by this Agreement.

        4.19    Parent Information.

          (a)   None of the information supplied or to be supplied by or on behalf of Parent or any of its Subsidiaries for inclusion or incorporation by reference in (i) the Form S-4 will, at the time such document is filed with the SEC, at any time such document is amended or supplemented or at the time such document is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) the Joint Proxy Statement will, at the date it is first mailed to the stockholders of the Company and of Parent, at the time of the Company Stockholder Meeting and the Parent Stockholder Meeting, at the time the Form S-4 is declared effective by the SEC or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. All documents that Parent is responsible for filing with the SEC in connection with the transactions contemplated herein, to the extent relating to Parent or any of its Subsidiaries or other information supplied by or on behalf of Parent or any of its Subsidiaries for inclusion therein, will comply as to form, in all material respects, with the provisions of the Securities Act or Exchange Act, as applicable, and the rules and regulations of the SEC thereunder.

          (b)   The representations and warranties contained in this Section 4.19 will not apply to statements or omissions included or incorporated by reference in the Form S-4 or the Joint Proxy Statement to the extent based upon information supplied to Parent by or on behalf of the Company.

        4.20    Loans.

          (a)   All loans and other extensions of credit (including commitments to extend credit) (each, a "Parent Loan") as of the date hereof by Parent and its Subsidiaries, including any Parent Loan to any directors, executive officers and principal shareholders (as such terms are defined in Regulation O of the Federal Reserve Board (12 C.F.R. Part 215)) of Parent or any of its Subsidiaries, are and were originated in compliance in all material respects with all applicable Laws.

          (b)   Each outstanding Parent Loan was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Parent Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, Parent's written underwriting standards and with all applicable requirements of Laws.

          (c)   To the Knowledge of Parent, each outstanding Parent Loan (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid Liens which have been perfected and (iii) is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Bankruptcy and Equity Exception. The notes or other credit or security documents with respect to each such outstanding Parent Loan were in compliance in all material respects with all applicable Laws at the time of origination or purchase by Parent or its Subsidiaries and are complete and correct in all material respects.

        4.21    Derivative Transactions.     All transactions involving any swap, forward, future, option, cap, floor or collar or any other interest rate or foreign currency protection contract or any other contract that is not included in the Parent Financial Statements and is a derivatives contract (such transactions, "Parent Derivative Transactions") to which Parent or any of its Subsidiaries is a party were entered into in the ordinary course of business, in accordance with all applicable Laws and regulatory guidance. All of such Parent Derivative Transactions are legal, valid and binding obligations of Parent or one of its Subsidiaries, as the case may be, in full force and effect and enforceable (subject to the Bankruptcy and Equity Exception) against Parent or its applicable Subsidiary and, to the Knowledge of Parent, against the other parties thereto in accordance with their terms. Parent and each of its Subsidiaries that are a party to any Parent Derivative Transaction has duly performed in all material respects all of their respective obligations thereunder to the extent that such obligations to perform have accrued; and, to the Knowledge of Parent, there are no material breaches, violations or defaults or allegations or assertions of such by any other party thereunder.

        4.22    Allowance for Loan Losses.     The ALL of Parent and its Subsidiaries is, and shall be as of the Effective Time, in compliance in all material respects with Parent's methodology for determining the adequacy of its ALL and is adequate as provided under the standards established by applicable Governmental Entities and the Financial Accounting Standards Board.

        4.23    Investment Securities.     Each of Parent and its Subsidiaries has good and marketable title to all securities held by it (except securities sold under repurchase agreements or held in any fiduciary or agency capacity) free and clear of any Lien, except to the extent that such securities are pledged in the ordinary course of business consistent with prudent business practices to secure obligations of Parent or any of its Subsidiaries and except for such defects in title or Liens that would not be material to Parent and its Subsidiaries. Such securities are valued on the books of Parent and its Subsidiaries in accordance with GAAP.

        4.24    Title to Property.

          (a)   Except as would not be material to Parent, Parent or one of its Subsidiaries (i) has good and marketable title to all real property reflected in the most recent balance sheet that is part of the Parent Financial Statements as being owned by Parent or one of its Subsidiaries (other than OREO) ("Parent Owned Real Property"), free and clear of all Liens of any nature whatsoever, except Permitted Encumbrances and (ii) has good and marketable leasehold interests in all parcels of real property leased to Parent reflected in the Company Financial Statements (the "Parent Leased Premises"), free and clear of all Liens of any nature created by Parent or any of its Subsidiaries or, to the Knowledge of Parent, any other Person, except for Permitted Encumbrances, and is in sole possession of the properties purported to be leased thereunder, subject and pursuant to the terms of the leases, subleases, licenses or other contracts (including all amendments, modifications and supplements thereto) (the "Parent Real Property Leases"). Since June 30, 2012, none of the Parent Leased Premises or Parent Owned Real Property has been taken by eminent domain (or to the Knowledge of Parent is the subject of a pending or contemplated taking which has not been consummated).

          (b)   Other than pursuant to a Permitted Encumbrance, no person or entity other than Parent and its Subsidiaries has (i) any ownership interest in any of the Parent Owned Real Property or any right to use or occupy any portion of the Parent Owned Real Property or (ii) any right to use or occupy any portion of the Parent Leased Premises.

          (c)   Each of the Parent Real Property Leases is valid and binding on Parent or its applicable Subsidiary and is in full force and effect, and there exists no default or event of default or event, occurrence, condition or act, with respect to Parent or its Subsidiaries or, to the Knowledge of Parent, with respect to the other parties thereto, which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default thereunder.

        4.25    Environmental Liability.

          (a)   Each of Parent and its Subsidiaries is in material compliance with all Environmental Laws.

          (b)   There are no material legal, administrative, arbitral or other proceedings, claims or actions pending, or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries, nor, to the Knowledge of Parent, are there governmental or third-party environmental investigations or remediation activities or governmental investigations that seek to impose, or that could reasonably be expected to result in the imposition, on Parent or any of its Subsidiaries of any material liability or obligation arising under any Environmental Law pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries.

          (c)   Parent is not subject to any material agreement, order, judgment or decree by or with any court, Governmental Entity, Regulatory Authority or third party imposing any material liability or obligation with respect to the foregoing.

          (d)   There has been no written third-party environmental site assessment conducted since January 1, 2011 assessing the presence of hazardous materials located on any Parent Owned Real Property or Parent Leased Real Property that is within the possession or control of Parent and its Subsidiaries as of the date of this Agreement that has not been delivered to the Company prior to the date of this Agreement.

        4.26    Available Funds.     Parent has or at the Closing will have and will make available sufficient immediately available funds to (i) pay all amounts due under Section 1.5(a), Section 2.2(d) and Section 2.3 and (ii) pay all of its expenses incurred in connection with this Agreement and the transactions contemplated hereby.

        4.27    Ownership of Shares.     Except (i) as set forth in Section 4.27 of the Parent Disclosure Letter and (ii) the Voting and Support Agreements and transactions contemplated therein, Parent does not beneficially own (within the meaning of Section 13 of the Exchange Act and the rules and regulations promulgated thereunder, and excluding any Trust Account Common Shares and DPC Common Shares) any shares of Company Common Stock, and Parent is not a party to, and prior to the Effective Time Parent will not become a party to, any contract, arrangement or understanding (other than this Agreement) for the purpose of acquiring, holding, voting or disposing of any shares of Company Common Stock.

        4.28    No Other Representations or Warranties.     Except for the representations and warranties contained in this Article IV, neither Parent nor any other person on behalf of Parent makes any other express or implied representation or warranty with respect to Parent or with respect to any other information provided to the Company in connection with the transactions contemplated hereunder. Parent will not have or be subject to any liability or indemnification obligation to the Company or any other person resulting from the distribution to the Company, or the Company's use of, any such information, including any information, documents, projections, forecasts of other material made available to the Company in certain "data rooms" or management presentations in expectation of the transactions contemplated by this Agreement, unless any such information is expressly included in a representation or warranty contained in this Article IV. Parent acknowledges that the Company makes no representations or warranties except for the representations and warranties contained in Article III.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

        5.1    Conduct of Businesses Prior to the Effective Time.     Except as Previously Disclosed by the Company, as expressly required by the PSBK Merger Agreement, as expressly required by this Agreement, as required by applicable Law, or with the prior written consent of Parent, during the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause its Subsidiaries to, (a) conduct its business in the ordinary course in all material respects, (b) use commercially reasonable efforts to maintain and preserve intact its business organization and advantageous business relationships with customers, suppliers, Governmental Entities and others having business dealings with it and (c) take no action that is intended to or would reasonably be expected to adversely affect or materially delay (x) the receipt of any approvals of any Governmental Entity required to consummate the transactions contemplated by this Agreement or (y) the consummation of the transactions contemplated by this Agreement.

        5.2    Company Forbearances.     During the period from the date of this Agreement to the Effective Time, except as Previously Disclosed by the Company, as expressly required by the PSBK Merger Agreement, as expressly contemplated or permitted by this Agreement or as required by applicable Law, the Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed):

          (a)   Other than shares of Company Common Stock issuable upon exercise of Company Stock Options outstanding on the date hereof or upon conversion of Company Preferred Stock or issuable upon vesting of Company Restricted Shares as specified on the vesting schedule found in Section 3.3(a) of the Company Disclosure Letter, (i) issue, sell or otherwise permit to become outstanding, or dispose of or encumber or pledge, or authorize or propose the creation of, any additional shares of its stock or Rights to acquire any shares of its stock, (ii) permit any additional shares of its stock to become subject to new grants of Company Stock Options, Company Restricted Shares or other equity awards or (iii) enter into any agreement, understanding or arrangement with respect to the sale or voting of its capital stock.

          (b)   (i) Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of its stock (other than (A) dividends from its wholly owned Subsidiaries to it or another of its wholly owned Subsidiaries or (B) dividends on its Series C Preferred Stock or on trust preferred securities that are required to be made, declared, paid or set aside for payment, as the case may be, by the terms of the Series C Preferred Stock or the trust preferred securities then in effect) or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire any shares of its stock (other than (A) repurchases of Company Common Stock in the ordinary course of business to satisfy obligations under the Company Benefit Plans or (B) the acquisition by the Company of shares of Company Common Stock in connection with (1) the surrender of shares of Company Common Stock by holders of Company Stock Options in order to pay the exercise price of the Company Stock Option and Taxes withheld in connection with the exercise of Company Stock Options or (2) the surrender of shares of Company Common Stock by holders of Company Restricted Shares in order to pay Taxes withheld in connection with the vesting of Company Restricted Shares).

          (c)   Sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, businesses or properties, except for sales, transfers, mortgages, encumbrances or other dispositions or discontinuances in the ordinary course of business consistent with past practice and in a transaction that, together with other such transactions, is not material to the Company and its Subsidiaries, taken as a whole.

          (d)   Acquire (whether by merger or consolidation, acquisition of stock or assets or by formation of a joint venture or otherwise, but excluding by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice), or make any material investment through purchases of, stock, securities, assets, business, deposits or properties of any other Person.

          (e)   Amend the Company Certificate or the Company By-Laws or similar governing documents of any of its Subsidiaries.

          (f)    (i) Implement or adopt any change in its accounting principles, practices, methods or systems of internal accounting controls, other than as may be required by GAAP or applicable regulatory accounting requirements as concurred in by the Company's independent auditor or (ii) except as may be required by GAAP, and in the ordinary course of business consistent with past practice, revalue in any material respect any of its assets.

          (g)   Except (A) as required under applicable Law, applicable accounting standards or the terms of any Company Benefit Plan as in effect on the date hereof or (B) for the payment, immediately prior to Closing, of pro rata cash bonuses to employees of the Company and its Subsidiaries based on accrual rates established in the ordinary course of business consistent with past practice, (i) increase in any manner the compensation or benefits of any of the directors, officers or, other than merit based increases (in accordance with a schedule previously provided by the Company to Parent) in the ordinary course of business consistent with past practice, employees of the Company or its Subsidiaries, (ii) become a party to, establish, materially amend, commence participation in or terminate any compensatory or employee benefit plan, program, policy or agreement that is or would be a Company Benefit Plan if in existence on the date hereof, or (iii) grant or accelerate the vesting of or lapsing of restrictions with respect to any stock-based compensation or other long-term incentive compensation under any of the Company Benefit Plans, (iv) enter into any collective bargaining agreement or similar agreement with respect to the

  Company or any Subsidiary of the Company or any employees of the Company and its Subsidiaries, (v) provide any funding for any rabbi trust or similar arrangement, (vi) hire or terminate (other than for cause) the employment of any employee of the Company or any Subsidiary of the Company with a base salary in excess of $75,000 or (vii) change any actuarial or other assumptions used to calculate funding obligations with respect to any of the Company Benefit Plans or change the manner in which contributions to such plans are made or the basis on which such contributions are determined.

          (h)   (i) Settle any claim, action or proceeding, except any settlement involving amounts payable by the Company and/or its Subsidiaries less than or equal to $100,000 individually or $250,000 in the aggregate and that would not impose any restriction on the conduct of its business or following the Closing, the business of Parent or its Subsidiaries, (ii) waive, compromise, assign, cancel or release any rights or claims except as contemplated by clause (i) of this Section 5.2(h), or (iii) agree or consent to the issuance of any injunction, decree, order or judgment restricting or otherwise affecting its business.

          (i)    Other than in the ordinary course of business consistent with past practice, (i) incur or guarantee any indebtedness for borrowed money or (ii) assume, guarantee, or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person (other than a wholly owned Subsidiary of the Company) for borrowed money.

          (j)    Without previously notifying and consulting with Parent (through Parent's Chief Credit Officer, Chief Executive Officer or such other representative as may be designated by Parent), make or acquire any Company Loan or issue a commitment (or renew or extend an existing commitment), except to the extent approved by the Company and committed to, in each case prior to the date hereof and set forth in Section 5.2(j) of the Company Disclosure Letter, for any individual Company Loan in excess of $1,500,000 or for any Company Loan relationship aggregating in excess of $5,000,000 or amend or modify in any material respect any existing Company Loan relationship, that would result in total credit exposure to the applicable borrower (and its affiliates), as calculated for applicable loan-to-one borrower regulatory limitations, in excess of $5,000,000.

          (k)   Enter into, modify, or amend in any material respect or terminate any Company Contract (including any contract that would be a Company Contract as a result of entering into, modifying, or amending such contract), other than in the ordinary course of business consistent with past practice.

          (l)    Make any capital expenditures other than capital expenditures in the ordinary course of business in amounts not exceeding $100,000 individually or $250,000 in the aggregate.

          (m)  Make application for the opening or closing of any, or open or close any, branch or automated banking facility, or acquire or sell or agree to acquire or sell, any branch office or any deposit liabilities.

          (n)   Except as required by applicable Law, regulation or policies imposed by any Governmental Entity or as requested by a Regulatory Agency, enter into any new line of business or change in any material respect its lending, investment, underwriting, credit, collateral, risk and asset liability management, interest rate or fee pricing with respect to depository accounts, hedging and other material banking and operating policies or practices, including policies and practices with respect to underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service, Company Loans.

          (o)   Materially restructure or materially change its investment securities portfolio or its portfolio duration, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported, or invest in any mortgage-backed or mortgage-related securities which would be considered "high risk" securities under applicable regulatory pronouncements, except in each case as required by Law or requested by a Regulatory Agency.

          (p)   Take any action that is intended to or would reasonably be likely to result in any of the conditions set forth in Article VII not being satisfied or prevent or materially delay the consummation of the transactions contemplated hereby.

          (q)   Except as may be required by Law, make, change or revoke any Tax election, change an annual Tax accounting period, adopt or change any material Tax accounting method, file any material amendment with respect to a material Tax Return, enter into any material closing agreement with respect to Taxes, or settle any material Tax claim, audit, assessment or dispute or surrender any right to claim a refund of a material amount of Taxes.

          (r)   Take any action that could, or fail to take any action, the failure of which could, reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

          (s)   Agree to take, make any commitment to take, or adopt any resolutions of the Company Board in support of, any of the actions prohibited by this Section 5.2.

        5.3    Parent Forbearances.     Except as expressly contemplated or permitted by this Agreement, as required by applicable Law or with the prior written consent of the Company (not to be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement to the Effective Time, Parent shall not, and shall not permit any of its Subsidiaries to:

          (a)   Amend the Parent Certificate or Parent By-Laws or similar governing documents of any of its Subsidiaries in a manner that would adversely affect the Company, the stockholders of Company or the transactions contemplated by this Agreement.

          (b)   Make, declare, pay or set aside for payment any extraordinary dividend on or in respect of, or declare or make any extraordinary distribution on any shares of its stock (which shall not include (A) the declaration and payment by Parent of regular quarterly dividends, (B) dividends from its wholly owned Subsidiaries to it or another of its wholly owned Subsidiaries or (C) dividends on trust preferred securities that are required to be made, declared, paid or set aside for payment, as the case may be, by the terms of such trust preferred securities then in effect).

          (c)   Take any action that is intended to or would reasonably be likely to result in any of the conditions set forth in Article VII not being satisfied or prevent or materially delay the consummation of the transactions contemplated hereby.

          (d)   Take any action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of Parent to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby.

          (e)   Take any action that could, or fail to take any action, the failure of which could, reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

          (f)    Agree to take, make any commitment to take, or adopt any resolutions of the Parent Board in support of, any of the actions prohibited by this Section 5.3.

 ARTICLE VI

ADDITIONAL AGREEMENTS

        6.1    Form S-4 and Joint Proxy Statement; Stockholder Approvals.

          (a)   Promptly following the date hereof, (i) the Company and Parent shall jointly prepare and cause to be filed with the SEC the Joint Proxy Statement, and (ii) the Company and Parent shall prepare, and Parent shall cause to be filed with the SEC, the Form S-4, which will include the Joint Proxy Statement as a prospectus. Each of the Company and Parent shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing and keep the Form S-4 effective for so long as necessary to complete the Merger. Each of the Company and Parent shall furnish all information concerning itself, its affiliates and the holders of its capital stock to the other and provide such other assistance and cooperation as may be reasonably requested in connection with the preparation, filing and distribution of the Form S-4 and Joint Proxy Statement. The Form S-4 and Joint Proxy Statement shall include all information reasonably requested by such other party to be included therein. Each of the Company and Parent shall promptly (i) notify the other of the receipt of any comments from the SEC with respect to the Form S-4 or the Joint Proxy Statement and of any request by the SEC for amendments of, or supplements to, the Form S-4 or Joint Proxy Statement, and (ii) provide the other with copies of all correspondence between it and its Representatives, on the one hand, and the SEC, on the other hand, with respect to the Form S-4 or the Joint Proxy Statement. Each of the Company and Parent shall use its reasonable best efforts to resolve all comments from the SEC with respect to the Form S-4 and the Joint Proxy Statement as promptly as practicable. Notwithstanding the foregoing, prior to filing the Form S-4 (or any amendment or supplement thereto) or mailing the Joint Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each of the Company and Parent (i) shall provide the other an opportunity to review and comment on such document or response (including the proposed final version of such document or response) and (ii) shall include in such document or response all comments reasonably proposed by the other.

          (b)   Subject to the final sentence of this subsection, if, at any time prior to the Company Stockholder Meeting or the Parent Stockholder Meeting, any information relating to the Company or Parent, or any of their respective affiliates, should be discovered by the Company or Parent which, in the reasonable judgment of the Company and Parent, should be set forth in an amendment of, or a supplement to, any of the Form S-4 or the Joint Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party hereto, and, to the extent required by Law, the Company and Parent shall cooperate in the prompt filing with the SEC of any necessary amendment of, or supplement to, the Joint Proxy Statement or the Form S-4 and, to the extent required by Law, in disseminating the information contained in such amendment or supplement to stockholders of the Company and the stockholders of Parent. Nothing in this Section 6.1(b) shall affect or limit in any respect the other obligations of any party under this Agreement, including but not limited to Section 6.1(a), 6.1(c), 6.1(d), 6.1(e) or 6.7.

          (c)   As promptly as reasonably practicable after the Joint Proxy Statement shall have been cleared by the SEC, the Company shall establish a record date for, duly call, give notice of, convene and hold the Company Stockholder Meeting. The Company shall use its reasonable best efforts to cause the Joint Proxy Statement to be mailed to the stockholders of the Company and to hold the Company Stockholder Meeting as soon as reasonably practicable after the Form S-4 is declared effective under the Securities Act. Subject to Section 6.7(d), the Company shall (i) through the Company Board, recommend to its stockholders adoption of this Agreement (the

  "Company Board Recommendation"), (ii) include such recommendation in the Joint Proxy Statement and (iii) use reasonable best efforts to obtain from its stockholders a vote approving and adopting this Agreement (the "Company Stockholder Approval"). The Company agrees that it has an unqualified obligation to submit this Agreement to its stockholders at the Company Stockholder Meeting.

          (d)   As promptly as reasonably practicable after the Joint Proxy Statement shall have been cleared by the SEC, Parent shall establish a record date for, duly call, give notice of, convene and hold the Parent Stockholder Meeting. Parent shall use its reasonable best efforts to cause the Joint Proxy Statement to be mailed to the stockholders of Parent and to hold the Parent Stockholder Meeting as soon as reasonably practicable after the Form S-4 is declared effective under the Securities Act. Parent shall (i) through the Parent Board, recommend to its stockholders that they give the Parent Stockholder Approval, (ii) include such recommendation in the Joint Proxy Statement and (iii) use reasonable best efforts to obtain from its stockholders a vote approving the adoption of this Agreement and the issuance of Parent Common Stock in connection with the Merger (the "Parent Stockholder Approval").

          (e)   In furtherance of and not in limitation of the foregoing, the Company and Parent will use their respective reasonable best efforts to hold the Company Stockholder Meeting and the Parent Stockholder Meeting on the same date and as soon as practicable after the date of this Agreement.

        6.2    Efforts; Regulatory Filings and Other Matters.

          (a)   Each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated hereby and to cooperate with the other parties in connection with the foregoing. Without limiting the generality of the foregoing, each of the parties shall use its reasonable best efforts to: (i) obtain all Regulatory Approvals as promptly as practicable, (ii) lift or rescind as promptly as practicable any injunction or restraining order or other order adversely affecting the ability of the parties hereto to consummate the transactions contemplated hereby, (iii) effect all necessary registrations and filings, if any, (iv) obtain any third-party consent or waiver that may be required to be obtained in connection with the transactions contemplated hereby, including in connection with redeeming the Series C Preferred Stock at, or as promptly as practicable following, the Effective Time, and (v) fulfill all of the conditions to the obligations of the parties to consummate the transactions contemplated by this Agreement set forth in Article VII.

          (b)   Notwithstanding anything in this Agreement to the contrary, but subject to the final sentence of this Section, Parent agrees, and shall cause its Subsidiaries, to take any and all actions, including, but not limited to, a Remedial Action or a Capital Action, to the extent necessary to obtain any Requisite Regulatory Approvals, in order to cause the transactions contemplated by this Agreement to occur prior to the Outside Date. Notwithstanding anything set forth in this Agreement, under no circumstances shall Parent be required, and the Company and its Subsidiaries shall not be permitted (without Parent's written consent in its sole discretion), to agree to any Loss Share Agreement Condition.

          (c)   The parties agree that they shall cooperate in preparing, submitting, filing, updating and publishing (as applicable), as expeditiously as possible, all applications, notifications and report forms as may be required by applicable Law with respect to the transactions contemplated by this Agreement, including those of any applicable state, federal or foreign regulatory agency, and the parties hereto will use their reasonable best efforts to obtain such approvals and accomplish such actions as expeditiously as possible, it being understood and agreed that, within thirty (30) days after the date hereof, each party will file any application, notice or report required to be filed by such party with any Governmental Entity with respect to any Regulatory Approval or otherwise required in connection with the transactions contemplated hereby, and will make any further filings pursuant thereto that may be necessary in connection therewith.

          (d)   Each party shall, subject to applicable Law, (i) permit counsel for the other party to review in advance, and consider in good faith the views of the other party in connection with, any proposed written communication to any Governmental Entity in connection with the transactions contemplated hereby, and (ii) provide counsel for the other party with copies of all filings made by such party, and all material correspondence between such party (and its advisors) with any Governmental Entity and any other information supplied by such party and such party's affiliates to a Governmental Entity or received from such a Governmental Entity in connection with the transactions contemplated hereby; provided, however, that materials may be redacted (x) to remove references concerning the valuation of the Company (or any aspect thereof), (y) as necessary to comply with contractual arrangements, and (z) as necessary to address reasonable privilege or confidentiality concerns. Each party agrees that it will use reasonable best efforts to keep the other party fully informed with respect to all applications and developments related thereto, and, where reasonably practicable under the circumstances, give the other party reasonable advance notice of, and invite the other party (and give due consideration in good faith to any reasonable request of the other party) to participate in, any meetings or discussions held with any Governmental Entity concerning the transactions contemplated hereby; provided that such participation is not objected to by such Governmental Entity. The parties further covenant and agree not to extend any waiting period associated with any Regulatory Approval or enter into any agreement with any Governmental Entity not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the other party hereto.

        6.3    Access to Information.

          (a)   Upon reasonable notice and subject to applicable Laws relating to the confidentiality of information, each of the Company and Parent shall, and shall cause each of its respective Subsidiaries to, afford the other party's officers, employees, accountants, counsel, advisors, agents and other representatives reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records, and, during such period, each of the Company and Parent shall, and shall cause its respective Subsidiaries to, make available to the other party (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities Laws or federal banking Laws (other than reports or documents that the Company or Parent, as applicable, is not permitted to disclose under applicable Law) and (ii) all other information concerning its business, properties and personnel as the other party may reasonably request; provided, however, that the Company and its representatives and Parent and its representatives shall not be entitled to receive from the other party information directly relating to the negotiation and prosecution of this Agreement or, except as otherwise provided herein, relating to an Acquisition Proposal, a Superior Proposal, a Change of Recommendation or any matters relating thereto, and during such period, each of the Company and Parent shall, and shall cause its Subsidiaries to, reasonably cooperate with respect to transition matters, including by providing reasonable access to personnel during normal business hours. None of the Company, Parent or any of their respective Subsidiaries shall be required to provide the other party or its representatives access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of the Company, Parent or any of their respective Subsidiaries or contravene any Law, rule (including with respect to confidential supervisory information), regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement; provided that the parties shall make appropriate substitute disclosure arrangements under circumstances in which such restrictions apply.

          (b)   All information and materials provided pursuant to this Agreement shall be subject to the provisions of the Confidentiality Agreement entered into between the parties as of June 21, 2012 (the "Confidentiality Agreement").

        6.4    Employee Matters.

          (a)   Parent shall, and shall cause the Surviving Corporation to, give those individuals who are employed by the Company or its Subsidiaries immediately prior to the Closing (each such employee, a "Covered Employee") full credit for purposes of eligibility, vesting, benefit accrual and determination of the level of benefits under any employee benefit plans or arrangements that such employees may be eligible to participate in after the Closing Date for such Covered Employee's service with the Company or any Subsidiary of the Company to the same extent recognized by the Company or any Subsidiary of the Company immediately prior to the Closing Date; provided that the foregoing shall not apply (i) for benefit accrual purposes under any defined benefit pension plan, (ii) for purposes of any retiree medical plan, (iii) as would result in the duplication of benefits for the same period of service or (iv) for any newly established plan of Parent for which similarly situated employees of Parent do not receive past service credit.

          (b)   Parent shall, and shall cause the Surviving Corporation to, use commercially reasonable efforts to (i) waive all limitations as to preexisting conditions exclusions and waiting periods with respect to participation and coverage requirements applicable to the Covered Employees under any welfare benefit plans that such employees may be eligible to participate in after the Closing Date, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Closing Date under any welfare plan maintained for the Covered Employees immediately prior to the Closing Date, and (ii) provide each Covered Employee with credit for any co-payments and deductibles paid in the plan year in which the Closing Date occurs in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans in which employees are eligible to participate after the Closing Date.

          (c)   For a period of one year following the Closing Date, Parent shall, and shall cause the Surviving Corporation to, provide to Covered Employees (i) base compensation and target incentive compensation opportunities, in each case, that are no less favorable than those provided to such Covered Employees by the Company and its Subsidiaries immediately prior to the Closing Date and (ii) without limiting subsection (c), benefits that are no less favorable in the aggregate than the benefits provided by Parent and its Subsidiaries to similarly situated employees of Parent and its Subsidiaries.

          (d)   Without limiting Section 6.4(c), for a period of one year following the Closing Date, Parent shall, and shall cause the Surviving Corporation to, provide severance payments and benefits to Covered Employees who are terminated by the Surviving Corporation other than for cause (as determined based on the Company's policies as of the date hereof), which severance payments shall be no less favorable than the greater of (i) the severance payments and benefits based on the Company's current policies and (ii) the severance payments and benefits provided by Parent and its Subsidiaries to similarly situated employees of Parent and its Subsidiaries, provided that Parent may condition such payments and benefits upon execution by the applicable Current Employee of a commercially standard (as determined in the good faith discretion of Parent) release of claims in a form reasonably satisfactory to Parent.

          (e)   Without limiting Section 6.4(c), for a period of six months following the Closing Date, Parent shall, and shall cause the Surviving Corporation to, provide to employees of the Company and its Subsidiaries whose employment is terminated during such period under circumstances entitling the employee to severance benefits under Section 6.4(d) or under any applicable employment or severance agreement then in effect, outplacement services appropriate to the employee's position, as determined in reasonable good faith by Parent based upon market practice.

          (f)    Parent shall, or shall cause the Surviving Corporation to, assume and honor the obligations of the Company and its Subsidiaries under all employment, severance, consulting, retirement and other compensation contracts, arrangements, commitments or understandings, in accordance with their terms, subject to the right to make amendments or modifications to the extent permitted by such terms. Parent hereby acknowledges that the Merger will constitute a "Change in Control" (or concept of similar import) in accordance with the provisions of the Company Benefit Plans identified in Section 3.12(a) of the Company Disclosure Letter.

          (g)   Without limiting the generality of Section 9.9, this Section 6.4 shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Section 6.4. In no event shall the terms of this Agreement be deemed to (i) establish, amend, or modify any Company Benefit Plan or any other benefit plan, program, agreement or arrangement maintained or sponsored by Parent, the Company or any Subsidiary of the Company or any of their respective Affiliates, (ii) alter or limit the ability of Parent or any of its Subsidiaries (including, after the Closing Date, the Surviving Corporation or any Subsidiary of the Surviving Corporation) to amend, modify or terminate any of the Company Benefit Plans or any other benefit or employment plan, program, agreement or arrangement after the Closing Date, or (iii) confer upon any current or former employee or other service provider of the Company or its Subsidiaries, any right to employment or continued employment or continued service with Parent or any of its Subsidiaries (including, following the Closing Date, the Surviving Corporation or any Subsidiary of the Surviving Corporation), or constitute or create an employment or agreement with, or modify the at-will status of any, employee or other service provider.

        6.5    Indemnification; Advancement of Expenses; Exculpation and Insurance.

          (a)   Each of Parent and the Surviving Corporation agrees that, to the fullest extent permitted under applicable Law, all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including any matter in connection with the transactions contemplated by this Agreement), now existing in favor of the current or former directors, officers or employees of the Company or any of its Subsidiaries or any persons who are or were serving at the request of the Company or any of its Subsidiaries as a director, officer, trustee, fiduciary, employee or agent of another entity (including any employee benefit plan) (collectively, the "Indemnified Parties"), as provided in the Company Certificate or Company By-Laws in effect as of the date hereof, shall survive the Merger and shall continue in full force and effect in accordance with their terms, and shall not be amended, repealed or otherwise modified after the Effective Time in a manner that would adversely affect the rights thereunder of such individuals for acts or omissions occurring prior to the Effective Time, it being understood that nothing in this sentence shall require any amendment to the certificate of incorporation or bylaws of Parent.

          (b)   From and after the Effective Time, each of Parent and the Surviving Corporation agrees that it shall jointly and severally indemnify and hold harmless each Indemnified Party, and any person who becomes an Indemnified Party between the date hereof and the Effective Time, against any costs or expenses (including reasonable attorneys' fees and expenses), judgments, fines, losses, claims, damages or liabilities and amounts paid in settlement incurred in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the

  Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including any matters arising in connection with the transactions contemplated by this Agreement), to the fullest extent permitted by applicable Law (and Parent and the Surviving Corporation shall also advance expenses as incurred to the fullest extent permitted under applicable Law, provided that the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification).

          (c)   Parent shall provide for a period of six years after the Effective Time directors' and officers' liability insurance and fiduciary insurance covering the present and former officers and directors of the Company or any of its Subsidiaries with respect to claims arising from facts or events that occurred on or before the Effective Time, including the transactions contemplated hereby, which insurance shall contain terms and conditions (including with respect to coverage) no less advantageous to the Indemnified Parties than the existing directors' and officers' liability insurance and fiduciary insurance maintained by the Company as of the date hereof; provided that in no event shall Parent be required to expend annually in the aggregate an amount in excess of 250% of the annual premiums currently paid by the Company for such insurance (the "Insurance Amount") and provided, further, that if Parent is unable to maintain such policy (or substitute policy) as a result of the preceding proviso, Parent shall obtain as much comparable insurance as is available for a period of six years following the Effective Time. In lieu of the foregoing, Parent, or the Company with the consent of Parent, for an aggregate price of no more than 325% of the Insurance Amount, may obtain, on or prior to the Effective Time, a six year "tail" prepaid policy providing equivalent coverage to that described in the preceding sentence. From and after the Effective Time, neither Parent, the Surviving Corporation nor the Company shall take any action that would materially prejudice the rights of, or otherwise impede recovery by, the beneficiaries of any insurance policy contemplated by this Section 6.5(c), whether in respect of claims arising before or after the Effective Time.

          (d)   The obligations of Parent and the Surviving Corporation under this Section 6.5 shall not be terminated or modified by such parties in a manner so as to adversely affect any Indemnified Party, or any other person entitled to the benefit of this Section 6.5, to whom this Section 6.5 applies without the consent of the affected Indemnified Person or such other person, as the case may be. If Parent or the Surviving Corporation or any of their respective successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume all of the obligations set forth in this Section 6.5.

          (e)   The provisions of this Section 6.5 are (i) intended to be for the benefit of, and will be enforceable by, each Indemnified Party and his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

        6.6    Exemption from Liability Under Section 16(b).     Prior to the Effective Time, Parent and the Company shall take all such steps as may be necessary or appropriate to cause any disposition of shares of Company Common Stock or conversion of any derivative securities in respect of such shares of Company Common Stock in connection with the consummation of the transactions contemplated by this Agreement to be exempt under Rule 16b-3 promulgated under the Exchange Act.

        6.7    No Solicitation; Change of Recommendation.

          (a)   The Company agrees that it shall, and shall cause its Subsidiaries to, and shall direct and use its reasonable best efforts to cause its and its Subsidiaries' directors, officers, employees, advisors and agents (collectively, "Representatives") to, immediately cease all existing discussions or negotiations with any person (other than Parent and its affiliates and Representatives) conducted heretofore with respect to any proposal that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal. Except as expressly permitted in this Section 6.7, from the date of this Agreement until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, the Company shall not, and shall cause its Subsidiaries not to, and shall direct and use its reasonable best efforts to cause its and its Subsidiaries' Representatives not to, directly or indirectly, (i) solicit, initiate or knowingly encourage any Acquisition Proposal, (ii) enter into, or otherwise participate in any discussions (except for the limited purpose of notifying such person of the existence of the provisions of this Section 6.7) or negotiations regarding any Acquisition Proposal, (iii) enter into any agreement regarding any Acquisition Proposal or Alternative Transaction, (iv) furnish to any person any information concerning the Company, or any access to the properties, books and records of the Company and its Subsidiaries, in connection with any Acquisition Proposal, or (v) propose, agree or publicly announce an intention to take any of the foregoing actions or any other action which would reasonably be expected to lead to an Acquisition Proposal. The Company shall use commercially reasonable efforts to cause all Persons other than Parent, Parent's Representatives and the Company's Representatives who have been furnished confidential information regarding the Company in connection with the solicitation of or discussions regarding an Acquisition Proposal within the twelve (12) months prior to the date hereof promptly to return or destroy such information. Except as permitted by this Section 6.7, the Company agrees not to, and to cause its Subsidiaries not to, release any third party from, and agrees to enforce, the confidentiality and standstill provisions of any agreement to which the Company or its Subsidiaries is a party that remains in effect as of the date hereof, and shall immediately take all steps necessary to terminate any approval that may have been heretofore given under any such provisions authorizing any Person to make an Acquisition Proposal.

          (b)   Notwithstanding anything to the contrary contained in this Section 6.7, if at any time after the date hereof and prior to obtaining the Company Stockholder Approval, the Company or any of its Subsidiaries, or any of its or their respective Representatives, having each theretofore complied with the terms of Section 6.7(a), receives a bona fide, unsolicited written Acquisition Proposal, the Company, the Company Board and their respective Representatives may engage in negotiations and discussions with, and furnish any information and other access (so long as all such information and access has previously been made available to Parent or is made available to Parent prior to or concurrently with the time such information or access is made available to such person) to, any person making such Acquisition Proposal and its Representatives if, and only if, the Company Board determines in good faith, after consultation with the Company's outside legal and financial advisors, that (i) such Acquisition Proposal is or is reasonably capable of becoming a Superior Proposal and (ii) the failure of the Company Board to furnish such information or access or enter into such discussions or negotiations would reasonably be expected to be a violation of its fiduciary duties to the stockholders of the Company under applicable Law; provided that prior to furnishing any material nonpublic information, the Company shall have received from the person making such Acquisition Proposal an executed confidentiality agreement with terms at least as restrictive in all material respects on such person as the Confidentiality Agreement is on Parent (excluding the "standstill" provisions thereof and except as otherwise contemplated by this Agreement), which confidentiality agreement shall not prohibit the Company from complying with the terms of this Section 6.7. The Company will promptly, and in any event within one business day, (x) notify Parent in writing of the receipt of such Acquisition Proposal or any request for nonpublic information relating to the Company or any of its Subsidiaries or for access to the properties, books or records of the Company or any of its Subsidiaries by any Person that has made, or to the Company's knowledge may be considering making, an Acquisition Proposal and (y) communicate the material terms of such Acquisition Proposal to Parent, including as they may change upon any modification or amendment to the terms thereof. The Company will keep Parent reasonably apprised of the status of and other matters relating to any such Acquisition Proposal on a timely basis.

          (c)   Except as expressly permitted by this Section 6.7, neither the Company nor the Company Board shall (i)(A) withdraw, modify or qualify, or publicly propose to withdraw, modify or qualify, in a manner adverse to Parent, the Company Board Recommendation or (B) approve or recommend, or publicly propose to approve or recommend, to the stockholders of the Company any Acquisition Proposal or Alternative Transaction or (ii) authorize, approve, recommend or declare advisable, or propose to adopt, approve, recommend or declare advisable, or allow the Company or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, merger agreement, acquisition agreement, option agreement or similar agreement with respect to, or that is intended to or would reasonably be expected to lead to, any Acquisition Proposal (other than a confidentiality agreement referred to in Section 6.7(b) pursuant to and in accordance with the limitations set forth therein) (any action described in this Section 6.7(c) being referred to as a "Change of Recommendation").

          (d)   Notwithstanding anything to the contrary in this Agreement, at any time prior to obtaining the Stockholder Approval, the Company Board may make a Change of Recommendation, if (A) the Company has complied with the terms of this Section 6.7, (B) the Company Board receives an unsolicited bona fide, written Acquisition Proposal from any person that is not withdrawn and (C) the Company Board determines in good faith, after consultation with its independent financial advisors and outside legal counsel, that such Acquisition Proposal constitutes a Superior Proposal; provided that:

              (i)  the Company Board determines in good faith, after consultation with its outside legal counsel, that the failure of the Company Board to take such action would reasonably be expected to be a violation of its fiduciary duties to the stockholders of the Company under applicable Law; and

             (ii)  (1) the Company provides Parent prior written notice at least three business days (or such longer period as it may be extended upon the modification or amendment of the Acquisition Proposal as contemplated below) prior to taking such action, which notice shall state that the Company Board has received a Superior Proposal and, absent any revision to the terms and conditions of this Agreement, the Company Board has resolved to effect a Change of Recommendation, which notice shall specify the basis for such Change of Recommendation or termination, including the material terms of the Superior Proposal (a "Notice of Superior Proposal") (it being understood that such Notice of Superior Proposal shall not in and of itself be deemed a Change of Recommendation);

              (2)   during such three business day period (as it may be extended upon the modification or amendment of the Acquisition Proposal as contemplated below), the Company negotiates in good faith with Parent (to the extent that Parent wishes to negotiate) to enable Parent to make an offer that is at least as favorable to the stockholders of the Company so that such Acquisition Proposal would cease to constitute a Superior Proposal; and

              (3)   at the end of such three business day period (as it may be extended upon the modification or amendment of the Acquisition Proposal as contemplated below, or such earlier time that Parent advises the Company in writing that it no longer wishes to negotiate to amend this Agreement), the Company Board, after taking into account any modifications to the terms of this Agreement and the Merger agreed to by Parent after receipt of such notice, continues to believe that such Acquisition Proposal constitutes a Superior Proposal.

  It is understood that and agreed that any amendment or modification to the financial or other material terms of the Acquisition Proposal giving rise to the Notice of Superior Proposal shall constitute a new Acquisition Proposal giving rise to a new three business day response period for Parent, consequently extending the periods referenced in Sections 6.7(d)(ii)-(3) above.

          (e)   Nothing in this Agreement shall prohibit the Company from issuing a "stop, look and listen" communication pursuant to Rule 14d-9(f) promulgated under the Exchange Act or taking and disclosing to its stockholders any position contemplated by Rule 14e-2(a) and Rule 14d-9 promulgated under the Exchange Act, provided that any disclosure under Rule 14e-2(a)(1) shall be deemed to be a Change of Recommendation unless the Company Board expressly and concurrently reaffirms the Company Board Recommendation.

          (f)    As used in this Agreement, "Acquisition Proposal" shall mean any proposal or offer (whether in writing or otherwise) from any person (other than Parent and any affiliates thereof) relating to, or that is reasonably expected to lead to, (A) any direct or indirect purchase or acquisition, in a single transaction or series of related transactions, of any assets or businesses of the Company and its Subsidiaries (including securities of Subsidiaries) that constitute 25% or more of the Company's consolidated assets, (B) any direct or indirect purchase or acquisition, in a single transaction or series of related transactions, of beneficial ownership (as defined under Section 13(d) of the Exchange Act) of 25% or more of the total outstanding voting securities of the Company pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, tender offer, exchange offer or similar transaction, or (C) a merger, share exchange, consolidation or other business combination involving the Company or Bank Subsidiary , other than the Merger or the Bank Merger (any such transaction described in clauses (A) and (B) an "Alternative Transaction").

          (g)   As used in this Agreement, "Superior Proposal" shall mean any bona fide written Acquisition Proposal on terms which the Company Board determines in good faith, after consultation with the Company's outside legal counsel and independent financial advisors, and taking into account all the legal, financial, regulatory and other aspects of such Acquisition Proposal, including as to certainty and timing of consummation, would, if consummated, result in a transaction that is more favorable to the holders of Company Common Stock from a financial point of view than the terms of this Agreement (in each case, taking into account any revisions to this Agreement made or proposed by Parent); provided that for purposes of the definition of "Superior Proposal," the references to "25% or more" in the definition of Acquisition Proposal shall be deemed to be references to "100%."

        6.8    Certain Tax Matters.     Each of Parent and the Company shall use their reasonable best efforts to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, including by executing and delivering the officers' certificates referred to herein. None of Parent or the Company shall take any action, or fail to take any action, that could reasonably be expected to cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code.

        6.9    Bank Merger.     Simultaneously with the Merger, Bank Subsidiary will merge (the "Bank Merger") with and into Parent Bank, with Parent Bank as the surviving entity in the Bank Merger. The parties agree that the Bank Merger will become effective simultaneously with the Effective Time. The Bank Merger shall be implemented pursuant to a subsidiary plan of merger, in a form to be specified by Parent and reasonably acceptable to the Company, and Parent and the Company shall cause Bank Subsidiary and Parent Bank, respectively to execute such plan of merger and such usual and customary certificates of merger and such other documents and certificates as are necessary to make the Bank Merger effective simultaneously with the Effective Time.

        6.10    Advice of Changes.     Each of the Company and Parent shall promptly advise the other of any change or event (i) having or that would reasonably be expected to have a Material Adverse Effect on it or (ii) that, if unremedied by the Effective Time, would cause or constitute a material breach of any of its representations, warranties or covenants contained in this Agreement; provided, however, that no such notification shall affect the representations, warranties or covenants of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement; provided, further that a failure to comply with this Section 6.10 shall not constitute a breach of this Agreement or the failure of any condition set forth in Article VII to be satisfied unless the underlying Material Adverse Effect or material breach would independently result in the failure of a condition set forth in Article VII to be satisfied.

        6.11    Stock Exchange Listing.     Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the NASDAQ, subject to official notice of issuance, prior to the Effective Time.

ARTICLE VII

CONDITIONS PRECEDENT

        7.1    Conditions to Each Party's Obligation To Effect the Merger.     The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

          (a)    Stockholder Approvals     Each of the Company Stockholder Approval and the Parent Stockholder Approval shall have been obtained.

          (b)    No Injunctions or Restraints; Illegality.     No order, injunction or decree issued by any court or agency of competent jurisdiction or other Law preventing or making illegal the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect.

          (c)    Regulatory Approvals.     All Regulatory Approvals from the Federal Reserve Board, the FDIC and the CDFI, in each case required to consummate the transactions contemplated by this Agreement, including the Merger and the Bank Merger, and the consent of the FDIC to the transfer of the Loss Share Agreements, shall have been obtained and shall remain in full force and effect, and all statutory waiting periods in respect thereof shall have expired (all such approvals being referred to as the "Requisite Regulatory Approvals"); and, in the case of the obligation of Parent to effect the Merger, (i) no such Requisite Regulatory Approval shall contain or shall have resulted in, or would reasonably be expected to result in, any Materially Burdensome Regulatory Condition and (ii) the transfer of the Loss Share Agreements shall be without adverse modification or amendment to any such Loss Share Agreements and shall be without payment by or cost to Parent, the Company or their Affiliates (any such modification, amendment or payment a "Loss Share Agreement Condition").

          (d)    Form S-4.     The Form S-4 shall have become effective under the Securities Act, and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or be threatened by the SEC that has not been withdrawn.

          (e)    Listing.     The shares of Parent Common Stock to be issued in the Merger shall have been authorized for listing on the NASDAQ, subject to official notice of issuance.

        7.2    Conditions to Obligations of Parent.     The obligation of Parent to effect the Merger is also subject to the satisfaction, or waiver by Parent, at or prior to the Effective Time, of the following conditions:

          (a)    Representations and Warranties.     Subject to Section 3.1, the representations and warranties of the Company set forth in Article III shall be true and correct, in each case as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date); and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to the foregoing effect.

          (b)    Performance of Obligations of the Company.     The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time; and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to the foregoing effect.

          (c)    Tax Opinion.     Parent shall have received an opinion of Wachtell, Lipton, Rosen & Katz, dated the Closing Date and based on facts, representations and assumptions described in such opinion, to the effect that the Merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code. In rendering such opinion, Wachtell, Lipton, Rosen & Katz will be entitled to receive and rely upon customary certificates containing representations, warranties, and covenants of officers of Parent and the Company, reasonably satisfactory in form and substance to such counsel.

        7.3    Conditions to Obligations of the Company.     The obligation of the Company to effect the Merger is also subject to the satisfaction, or waiver by the Company, at or prior to the Effective Time, of the following conditions:

          (a)    Representations and Warranties.     Subject to Section 4.1, the representations and warranties of Parent set forth in Article IV shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date); and the Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to the foregoing effect.

          (b)    Performance of Obligations of Parent.     Parent shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and the Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to the foregoing effect.

          (c)    Tax Opinion.     The Company shall have received an opinion of Skadden, Arps, Slate, Meagher & Flom, LLP, dated the Closing Date and based on facts, representations and assumptions described in such opinion, to the effect that the Merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code. In rendering such opinion, Skadden, Arps, Slate, Meagher & Flom, LLP will be entitled to receive and rely upon customary certificates containing representations, warranties, and covenants of officers of the Company and Parent, reasonably satisfactory in form and substance to such counsel.

ARTICLE VIII

TERMINATION AND AMENDMENT

        8.1    Termination.     This Agreement may be terminated at any time prior to the Effective Time, whether before or after the receipt of the Stockholder Approval:

          (a)   by mutual consent of the Company and Parent in a written instrument authorized by the Boards of Directors of the Company and Parent;

          (b)   by either the Company or Parent, if (i) any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger and such denial has become final and nonappealable; provided that no party shall have the right to terminate this Agreement pursuant to this Section 8.1(b) if such denial shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein, or (ii) any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated by this Agreement, provided that the party seeking to terminate this Agreement pursuant to this Section 8.1(b) shall have used its reasonable best efforts to contest, appeal and remove such order, decree or ruling;

          (c)   by either the Company or Parent, if (i) the Merger shall not have been consummated on or before August 6, 2013 (the "Outside Date") unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth in this Agreement, (ii) the Company Stockholder Meeting (including any adjournments or postponements thereof) shall have concluded and the Company Stockholder Approval shall not have been obtained, or (iii) the Parent Stockholder Meeting (including any adjournments or postponements thereof) shall have concluded and the Parent Stockholder Approval shall not have been obtained;

          (d)   by the Company:

              (i)  if Parent shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.3 and (B) is incapable of being cured (or is not cured) by Parent prior to the earlier of (i) the Outside Date and (ii) thirty (30) calendar days following receipt of written notice of such breach or failure to perform from the Company, provided, however, that the Company is not then in material breach of any representation, warranty, covenant or other agreement contained herein;

          (e)   by Parent, if:

              (i)  the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.2 and (B) is incapable of being cured (or is not cured) by the Company prior to the earlier of (i) the Outside Date and (ii) thirty (30) calendar days following receipt of written notice of such breach or failure to perform from Parent, provided, however, that Parent is not then in material breach of any representation, warranty, covenant or other agreement contained herein; or

             (ii)  the Company Board (A) effects a Change of Recommendation or approves, recommends or endorses (or in the case of a tender offer, fails to promptly recommend rejection of) an Acquisition Proposal, or resolves or publicly proposes to do any of the foregoing, or (B) fails to comply with its obligations under (x) the last two sentences of Section 6.1(c) or (y) Section 6.7 or fails to include the Company Board Recommendation in the Joint Proxy Statement.

The party desiring to terminate this Agreement pursuant to clause (b), (c), (d) or (e) of this Section 8.1 shall give written notice of such termination to the other party in accordance with Section 9.3, specifying the provision or provisions hereof pursuant to which such termination is effected. Termination of this Agreement by the Company shall not require the approval of the stockholders of the Company.

        8.2    Effect of Termination.     In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of the Company, Parent, any of their respective Subsidiaries or any of the officers, directors or stockholders of any of them shall have any liability of any nature whatsoever under this Agreement, or in connection with the transactions contemplated by this Agreement, except that (i) Sections 6.3(b), 8.2, 8.3, 9.3, 9.4, 9.5, 9.6, 9.7, 9.8, 9.9 and 9.10 shall survive any termination of this Agreement, and (ii) neither the Company nor Parent shall be relieved or released from any liabilities or damages arising out of its fraud or willful breach of any provision of this Agreement.

        8.3    Fees and Expenses.

          (a)   Except with respect to costs and expenses of printing and mailing the Joint Proxy Statement and all filing and other fees paid to the SEC in connection with the Merger, which shall be borne equally by the Company and Parent, all fees and expenses incurred in connection with the Merger, this Agreement, and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

          (b)   In the event that this Agreement is terminated:

              (i)  by Parent pursuant to Section 8.1(e)(ii); or

             (ii)  (A) by (1) Parent or the Company pursuant to Section 8.1(c)(i) or Section 8.1(c)(ii) (in the case of Section 8.1(c)(i), only if at such time the Company has failed to hold the Company Stockholder Meeting and Parent has obtained the Parent Stockholder Approval and is not in breach of its obligations under Section 6.2) or (2) Parent pursuant to Section 8.1(e)(i), (B) a bona fide Acquisition Proposal shall have been publicly disclosed and not withdrawn prior to the Company Stockholder Meeting (in the case of termination pursuant to Section 8.1(c)(ii)), prior to the termination date (in the case of termination pursuant to Section 8.1(c)(i)) or prior to the breach giving rise to the right of termination (in the case of termination pursuant to Section 8.1(e)(i)), and (C) within fifteen (15) months after the termination of this Agreement the Company or any of its Subsidiaries enters into a definitive agreement with respect to, or consummates the transactions contemplated by, any Alternative Transaction, then the Company shall pay Parent a fee, in immediately available funds, in the amount of $10,000,000 (the "Termination Fee") (x) not later than two business days following such termination, in the case of a termination described in clause (b)(i) above, or (y) at the time of the earlier of the entry into a definitive agreement with respect to, or consummation of, the transaction contemplated by the Alternative Transaction described in clause (b)(ii)(C) above, in the event of a termination under the circumstances described in clause (b)(ii) above. For the purposes of clause (b)(ii) above, the term "Alternative Transaction" shall have the meaning assigned to such term in Section 6.7(f) except that the references to "25%" in the definition of "Acquisition Proposal" in Section 6.7(f) of this Agreement shall be deemed to be references to "50%." In no event shall the Company be required to pay the Termination Fee on more than one occasion.

          (c)   In the event that this Agreement is terminated by Parent or the Company pursuant to Section 8.1(c)(i) or Section 8.1(c)(iii) (in the case of Section 8.1(c)(i), only if at such time Parent has failed to hold the Parent Stockholder Meeting and the Company has obtained the Company Stockholder Approval and is not in breach of its obligations under Section 6.2), then Parent shall pay the Company a fee, in immediately available funds, in the amount of $5,000,000 (the "Parent Termination Fee") not later than two business days following such termination. In no event shall Parent be required to pay the Parent Termination Fee on more than one occasion.

          (d)   The Company and Parent acknowledge that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither party would enter into this Agreement. The amounts payable by the Company pursuant to Section 8.3(b) hereof and the amounts payable by Parent pursuant to Section 8.3(c) hereof constitute liquidated damages and not a penalty and shall be the sole and exclusive remedy of Parent and the Company, respectively, in the event of termination of this Agreement on the bases specified in such sections (except for any liabilities or damages arising out of fraud or willful and material breach of any provisions of this Agreement). In the event that the Company or Parent fails to pay when due any amounts payable under this Section 8.3, then (1) the party who fails to pay such amounts shall reimburse the other party hereto for all costs and expenses (including disbursements and reasonable fees of counsel) incurred in connection with the collection of such overdue amount, and (2) the party who fails to pay such amounts shall pay to the other party hereto interest on such overdue amount (for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full) at a rate per annum equal to the prime rate published in the New York edition of The Wall Street Journal on the date such payment was required to be made.

        8.4    Amendment.     This Agreement may be amended by the parties, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with Merger by the stockholders of the Company; provided, however, that after any approval of the transactions contemplated by this Agreement by the stockholders of the Company, there may not be, without further approval of such stockholders, any amendment of this Agreement that requires further approval under applicable Law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

        8.5    Extension; Waiver.     At any time prior to the Effective Time, the parties, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX

GENERAL PROVISIONS

        9.1    Closing.     On the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the "Closing") shall take place on a date and at a place to be specified by the parties, which date shall be no later than three business days after the satisfaction or waiver (subject to applicable Law) of the latest to occur of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied or waived at the Closing), unless extended by mutual agreement of the parties (the "Closing Date").

        9.2    Nonsurvival of Representations, Warranties and Agreements.     None of the representations, warranties, covenants and agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for Section 6.5 and for those other covenants and agreements contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Effective Time.

        9.3    Notices.     All notices and other communications in connection with this Agreement shall be in writing and shall be deemed duly given (a) on the date of delivery, if delivered personally or via facsimile or electronic mail during regular business hours (otherwise on the first business day following the date of delivery), (b) on the first business day following the date of dispatch, if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth business day following the date of mailing, if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

          (a)   if to the Company, to:

      First California Financial Group
      3027 Townsgate Road, Suite 300
      Westlake Village, California 91361
      Attention:    C. G. Kum, President and Chief Executive Officer
      Facsimile:    (805) 445-1388

      with a copy to:

      Skadden, Arps, Slate, Meagher & Flom LLP
      300 South Grand Avenue, Suite 3400
      Los Angeles, California 90071
      Attention:    Brian J. McCarthy
                            Gregg A. Noel
                            Jonathan Ko
      Facsimile:    (213) 687-5600

          (b)   if to Parent, to:

      PacWest Bancorp
      10250 Constellation Boulevard, Suite 1640
      Los Angeles, California 90067
      Attention:    Jared M. Wolff, Executive Vice President & General Counsel
      Facsimile:    (310) 201-0498

      with a copy to:

      Wachtell, Lipton, Rosen & Katz
      51 West 52nd Street
      New York, New York 10019
      Attention:    Edward D. Herlihy
                            Matthew M. Guest
      Facsimile:    (212) 403-2000

        9.4    Interpretation.     When a reference is made in this Agreement to Articles, Sections, Exhibits, Company Disclosure Letter or Parent Disclosure Letter sections, such reference shall be to an Article or Section of or Exhibit, Company Disclosure Letter or Parent Disclosure Letter section to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." All Company Disclosure Letter or Parent Disclosure Letter sections and exhibits hereto shall be deemed part of this Agreement and included in any reference to this Agreement. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that any provision, covenant or restriction is invalid, void or unenforceable, it is the express intention of the parties that such provision, covenant or restriction be enforced to the maximum extent permitted.

        9.5    Counterparts.     This Agreement may be executed in two or more counterparts (including by facsimile or other electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

        9.6    Entire Agreement.     This Agreement (including the documents and the instruments referred to in this Agreement), together with the Confidentiality Agreement and the Voting and Support Agreements, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement, other than the Confidentiality Agreement.

        9.7    Governing Law; Jurisdiction; Waiver of Jury Trial.

          (a)   This Agreement shall be governed and construed in accordance with the Laws of the State of Delaware applicable to contracts made and performed entirely within such state, without regard to any applicable conflicts of law principles.

          (b)   The parties hereto agree that any suit, action or proceeding brought by either party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal or state court located in the State of Delaware. Each of the parties hereto submits to the jurisdiction of any such court in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby, and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such action or proceeding. Each party hereto irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

          (c)   EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION, DIRECTLY OR INDIRECTLY, ARISING OUT OF, OR RELATING TO, THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.7(C).

        9.8    Publicity.     The Company and Parent each shall consult with the other prior to issuing any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated hereby and prior to making any filings with any third party and/or any Governmental Entity with respect thereto, except as may be required by Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or national market system on which such party's securities are listed or traded, in which case the party required to make the release or announcement shall consult with the other to the extent practicable. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

        9.9    Assignment; Third Party Beneficiaries.     Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by either of the parties (whether by operation of Law or otherwise) without the prior written consent of the other party. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by each of the parties and their respective successors and assigns. Except for: (a) the right of the Indemnified Parties to enforce the provisions of Section 6.5 only, and (b) the right of the Company on behalf of its stockholders to pursue damages (including claims for damages based on loss of the economic benefits of the transaction to the Company's stockholders) and other relief (including equitable relief) in the event of Parent's breach of this Agreement (whether or not the Agreement has been terminated pursuant to Article VIII), which right is hereby expressly acknowledged and agreed by Parent, (1) Parent and the Company hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement, and (2) this Agreement is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The third-party beneficiary rights referenced in clause (b) of the preceding sentence may be exercised only by the Company (on behalf of its stockholders as their agent) through actions expressly approved by the Company Board, and no stockholder of the Company whether purporting to act in its capacity as a stockholder or purporting to assert any right (derivatively or otherwise) on behalf of the Company, shall have any right or ability to exercise or cause the exercise of any such right. Except as set forth above, the representations and warranties set forth in Article III and Article IV and the covenants set forth in Article V and Article VI have been made solely for the benefit of the parties to this Agreement and (i) may be intended not as statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (ii) have been qualified by reference to the Company Disclosure Letter or Parent Disclosure Letter, as applicable, which contain certain disclosures that are not reflected in the text of this Agreement; and (iii) may apply standards of materiality in a way that is different from what may be viewed as material by stockholders of, or other investors in, the Company or Parent.

        9.10    Specific Performance.     Except as specifically set forth in Section 8.3, each party hereto acknowledges that money damages would be an insufficient remedy for any breach of this Agreement by such party and that any such breach would cause Parent, on the one hand, and the Company, on the other hand, irreparable harm. Accordingly, each party hereto also agrees that, in the event of any breach or threatened breach of the provisions of this Agreement by such party, Parent, on the one hand, and the Company, on the other hand, shall be entitled to equitable relief without the requirement of posting a bond or other security, including in the form of injunctions and orders for specific performance, in addition to all other remedies available to such other parties at law or in equity.

        9.11    Disclosure Letters.     Before entry into this Agreement, (i) the Company delivered to Parent a letter (the "Company Disclosure Letter"), and (ii) Parent delivered to the Company a letter (the "Parent Disclosure Letter") that sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Article III or Article IV, respectively, or to one or more covenants contained herein; provided, however, that notwithstanding anything in this Agreement to the contrary, (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect and (ii) the mere inclusion of an item as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would be reasonably likely to have a Material Adverse Effect.

        9.12    Definitions.     For purposes of this Agreement:

          (a)   "Average Parent Common Stock Price" shall mean the volume weighted average price per share (as published by Bloomberg L.P.) rounded to four decimals, of the Parent Common Stock on NASDAQ, for the period of twenty (20) consecutive trading days ending on the second full trading day prior to the receipt of the last of the Requisite Regulatory Approvals (excluding any statutory waiting periods) necessary to satisfy the condition set forth in Section 7.1(c).

          (b)   "Capital Action" shall mean (x) committing to any Governmental Entity with regulatory or supervisory authority over Parent or any of its Subsidiaries to maintain capital levels and capital ratios at a level specified by such Governmental Entity, either formally or informally, and either currently or as a result of the transactions contemplated by this Agreement, (y) creating a capital plan that is acceptable to any Governmental Entity with regulatory or supervisory authority over Parent or its Subsidiaries, either by entering into a new capital plan or modifying an existing capital plan, and (z) taking all actions reasonably necessary, including by raising capital through a public or private equity or debt offering, to fully satisfy and achieve the regulatory capital expectations of any Governmental Entity with regulatory or supervisory authority over Parent or its Subsidiaries..

          (c)   "Company Intellectual Property" shall mean the Intellectual Property used in the conduct of the business of the Company or any of its Subsidiaries, in each case, material to the conduct of the business of the Company or its Subsidiaries.

          (d)   "Company Stockholder Meeting" shall mean the meeting of the holders of shares of Company Common Stock for the purpose of seeking the Company Stockholder Approval, including any postponement and adjournment thereof.

          (e)   "Exchange Ratio" shall mean a number equal to the quotient obtained by dividing $8.00 by the Average Parent Common Stock Price; provided that, if the Average Parent Common Stock Price is greater than or equal to $27.00, then "Exchange Ratio" shall mean 0.2963, and if the Average Parent Common Stock Price is less than or equal to $20.00, then "Exchange Ratio" shall mean 0.4000.

          (f)    "GAAP" shall mean generally accepted accounting principles in the United States.

          (g)   "Intellectual Property" shall mean (i) trademarks, service marks, trade names, Internet domain names and logos, together with all registrations and applications related to the foregoing; (ii) patents (including any applications therefor); (iii) copyrights and designs (including any registrations and applications for any of the foregoing); (iv) trade secrets and other confidential proprietary information, methods and processes; and (v) rights in computer programs, whether in source code or object code form (including any and all software implementation of algorithms, models and methodologies), databases and compilations (including any and all data and collections of data) (collectively, "Software").

          (h)   "Knowledge":

              (i)  as it relates to the Company shall mean the actual knowledge after reasonable inquiry of any of C. G. Kum, Gilbert Dalmau, William Schack, Bradley Brown and Romolo C. Santarosa.

             (ii)  as it relates to Parent shall mean the actual knowledge after reasonable inquiry of any of Matthew P. Wagner, Victor R. Santoro, Jared M. Wolff, Robert G. Dyck and Suzanne R. Brennan.

          (i)    "Materially Burdensome Regulatory Condition" shall mean a condition imposed by any Governmental Entity as part of a Requisite Regulatory Approval that would reasonably be likely to have a material and adverse effect on Parent and its Subsidiaries, taken as a whole, after giving effect to the Merger; provided, that neither Remedial Actions nor Capital Actions shall constitute a Materially Burdensome Regulatory Condition.

          (j)    "Parent Contract" shall mean any contract, arrangement, commitment or understanding (whether written or oral) that is a "material contract" (as such term is defined in Item 601(b)(2), (4), (9) or (10) of Regulation S-K of the SEC or required to be disclosed by Parent on a Current Report on Form 8-K) to be performed in whole or in part after the date of this Agreement.

          (k)   "Parent Intellectual Property" shall mean the Intellectual Property used in the conduct of the business of Parent or any of its Subsidiaries, in each case, material to the conduct of the business of Parent or its Subsidiaries.

          (l)    "Parent Stockholder Meeting" shall mean the meeting of the holders of shares of Parent Common Stock for the purpose of seeking the Parent Stockholder Approval, including any postponement and adjournment thereof.

          (m)  "Person" shall mean an individual, corporation, partnership, limited partnership, limited liability company, trust, association or other entity or a government or a political subdivision, agency or instrumentality of a government.

          (n)   "Previously Disclosed" shall mean information set forth by the Company or Parent, as applicable, in the applicable paragraph or section of the Company Disclosure Letter or the Parent Disclosure Letter, as applicable, or any other paragraph or section of the Company Disclosure Letter or the Parent Disclosure Letter, as applicable (so long as it is reasonably clear from the face of such disclosure that the disclosure in such other paragraph of the Company Disclosure Letter or the Parent Disclosure Letter, as applicable, is also applicable to the section of this Agreement in question).

          (o)   "Remedial Action" shall mean, subject to the final sentence of Section 6.2(b), (x) promptly complying with or modifying any request for information by any Governmental Entity, (y) offering, negotiating, committing to and effecting, by agreement, consent decree or otherwise, any restrictions on the activities of Parent and its affiliates, and (z) contesting, defending and appealing any threatened or pending preliminary or permanent injunction or other order, decree or ruling, that would adversely affect the ability of Parent to consummate the transactions contemplated hereby and taking any and all actions to prevent the entry, enactment or promulgation thereof.

          (p)   "Software" shall have the meaning as set forth in the defined term "Intellectual Property."

          (q)   "Subsidiary," when used with respect to either party, shall mean any bank, corporation, partnership, limited liability company, trust, or other organization, whether incorporated or unincorporated, that is consolidated with such party for financial reporting purposes under GAAP.

          (r)   "Tax" or "Taxes" shall mean all federal, state, local, and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, payroll, employment, severance, withholding, duties, intangibles, franchise, backup withholding, value added and other taxes, escheat obligations, charges, levies or like assessments together with all penalties and additions to tax and interest thereon.

          (s)   "Tax Return" shall mean a report, return or other information (including any amendments thereto) supplied or required to be supplied to a Governmental Entity with respect to Taxes including, where permitted or required, combined or consolidated returns for any group of entities that includes the Company or any of its Subsidiaries or Parent or any of its Subsidiaries, as applicable.

[Remainder of Page Intentionally Left Blank]

        IN WITNESS WHEREOF, Parent and the Company have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

PACWEST BANCORP
By:	/s/ JARED M. WOLFF Name: Jared M. Wolff Title: Executive Vice President & General Counsel
FIRST CALIFORNIA FINANCIAL GROUP, INC.
By:	/s/ C. G. KUM Name: C. G. Kum Title: President / C.E.O.

[Signature Page to Agreement and Plan of Merger]